FILED PURSUANT
                                                               TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-53364

                                      PROSPECTUS

                   SUBJECT TO COMPLETION DATED April 12, 2001
                        26,352,594 Shares of Common Stock
                               22,852,594 Warrants

                          WASATCH PHARMACEUTICAL, INC.

         This prospectus relates in part to 3,500,000 shares of common stock of Wasatch Pharmaceutical, Inc. (hereinafter, the "Company") that may be sold from time to time by the selling stockholders, Aspen Capital Resources, LLC (hereinafter, "Aspen"). The Company will not receive any proceeds from the sale of the 3,500,000 shares of common stock listed above.

        This prospectus also relates to the Company's registration of 22,852,594 Warrants (hereinafter, the "Warrants"), comprised of 11,426,297 Class A Warrants and 11,426,297 Class B Warrants. This prospectus also relates to the Company's registration of 22,852,594 shares of common stock issuable upon the exercise of the Warrants.

         The Selling Shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which they are sold will depend upon the market price at the time of those sales; therefore, the Company has not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         The Company's Common Stock is traded on the OTC Bulletin Board, under the symbol "WSPH." On April 6, 2001 the last reported price for the Company's common stock on the OTC Bulletin Board was $0.27 per share.

                         ------------------------------

THE SHARES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PURCHASERS OF SHARES SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 11, AND "DILUTION".

                           -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 12, 2001

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS ....................................................5
PROSPECTUS SUMMARY ............................................................6
SELECTED FINANCIAL DATA.......................................................13
RISK FACTORS .................................................................15
USE OF PROCEEDS ..............................................................27
DETERMINATION OF OFFERING PRICE...............................................27
DIVIDEND POLICY ..............................................................28
DILUTION......................................................................28
PLAN OF DISTRIBUTION .........................................................29
DESCRIPTION OF SECURITIES ....................................................31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS ................................32
DESCRIPTION OF PROPERTY ......................................................38
DESCRIPTION OF THE BUSINESS IN THE LAST FIVE YEARS............................38
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS .................41
EXECUTIVE COMPENSATION .......................................................42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...............44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...............................45
LEGAL PROCEEDINGS ............................................................46
COUNSEL ......................................................................47
EXPERTS ......................................................................47
INTEREST OF NAMED EXPERTS & COUNSEL...........................................47
MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS ..........................................................48
SELLING STOCKHOLDERS .........................................................48
WHERE YOU CAN FIND ADDDITIONAL INFORMATION ...................................49
INCORPORATED BY REFERENCE ....................................................50
DISCLOSURE OF COMMISSION POSITION INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES ...............................................
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ...................................52
REPORT OF INDEPENDENT AUDITIORS ..............................................
FINANACIAL STATEMENTS ........................................................

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

         We believe these forward-looking statements are reasonable; however, you should not unduly rely on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus and the documents incorporated in this prospectus by reference. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

         As used in this prospectus, the terms "we," "us," "our," and "Wasatch Pharmaceutical, or the "Company" mean Wasatch Pharmaceutical Corporation and its subsidiaries, unless otherwise indicated.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

The Offering

Common stock offered by                 3,500,000 shares of common stock See
selling stockholders                    "Selling Stockholdes'

Class A Warrants                        11,426,297 Class A Warrants entitling
                                        the holders to purchase one (1) share of common stock at a purchase price of $0.50 per share during the five (5) year period commencing nine months from the Effective Date. The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market
                                        ("Nasdaq"), as the case may be, equals
                                        or exceeds $1.00 per share, for any
                                        twenty (20) consecutive trading days
                                        within a period of thirty (30) days
                                        ending within ten (10) days of the
                                        notice of redemption.

                                        The Class A Warrants may be exercised
                                        any time prior to the expiration of the
                                        30-day redemption notice period. Upon
                                        thirty (30) days' prior written notice
                                        to all holders of the Class A Warrants,
                                        the Company shall have the right to
                                        reduce the exercise price and/or extend
                                        the term of the Class A Warrants in
                                        compliance with the requirements of Rule
                                        13e-4 to the extent applicable. See
                                        "Description of Securities."

Class B Warrants                        11,426,297 Class B Warrants entitles the
                                        holders to purchase one (1) share of
                                        common stock at a purchase price of
                                        $2.00 per share during the three (3)
                                        year period commencing nine months from
                                        the Effective Date.

                                        The Class B Warrants are redeemable by
                                        the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty
                                        (30) days' prior written notice, if the
                                        average closing price or bid price of
                                        the common stock, as reported by the
                                        principal exchange on which the common
                                        stock is quoted, the National Quotation
                                        Bureau, Incorporated or the Nasdaq
                                        SmallCap Market ("Nasdaq"), as the case
                                        may be, equals or exceeds $3.00 per
                                        share, for any twenty (20) consecutive
                                        trading days within a period of thirty
                                        (30) days ending within ten (10) days of the notice of redemption. The Class B Warrants may be exercised any time prior to the expiration of the 30-day redemption notice period. Upon thirty
                                        (30) days' prior written notice to all
                                        holders of the Class B Warrants, the
                                        Company shall have the right to reduce
                                        the exercise price and/or extend the
                                        term of the Class B Warrants in
                                        compliance with the requirements of Rule
                                        13e-4 to the extent applicable. See
                                        "Description of Securities."

Common stock issuable                   Up to 22,852,594 shares of common
upon exercise of  the                   issuable upon exercise of warrants
class A and class B warrants            issued to Wasatch's shareholders

Use of Proceeds                         Wasatch will not receive any proceeds
                                        from the sale of the common stock
                                        offered by the selling stockholder.
                                        Wasatch will use proceeds from the
                                        exercise of the warrants, if any, for
                                        working capital purposes.

OTC Bulletin Board symbol               Wasatch's common shares trade on the OTC
                                        Bulletin Board under the symbol "WSPH."

BUSINESS HISTORY

         The Company's predecessor was originally incorporated under the laws of the State of Utah as Ceron Oil Company on March 25, 1980. On February 6, 1981, Ceron Oil merged with Folio One Productions, Ltd. ("Folio"), an inactive, publicly held, Delaware Corporation. At the time of the merger, the Company changed its name to Ceron Resources Corporation.

         From Ceron's inception, until its acquisition of Medisys on December 29, 1995, the company's operations were attributable to the oil and gas industry. In December 1985, the Ceron plugged and abandoned its two oil and gas wells because of depleted reserves and the overall economic conditions of the industry. In the period from 1985 to 1995, Ceron's business activities, including the acquisition, development and promotion of oil and gas properties, were conducted on a limited basis. The Company focused primarily on maintaining its assets. The Company derived its primary assets from subleases of its office spaces and de minimis film royalties.

         On December 29, 1995, Ceron acquired all of the issued and outstanding shares of Medisys, a Utah corporation, issuing shares of its Common Stock. On January 16, 1996, Ceron reorganized with Wasatch Pharmaceutical, Inc., a Utah corporation. The purpose of the reorganization was to change the corporate domicile from Delaware to Utah, change the name to Wasatch Pharmaceutical, Inc., and change the par value of its Common Stock to $0.001.

         The Company is organized under the laws of the State of Utah and commenced its current skin care developmental phase in 1994. Since 1994, the Company skin care operations consisted of two wholly owned subsidiaries: Medisys Research Group, Inc. ("Medisys") and American Institute of Skin Care, Inc. ("AISC"). The Company's revenues derive from the operation of AISC clinics in Midvale and Provo, Utah.

         Medisys is a research and development company in the field of dermatology. Medisys began its research in 1989, as continuation of the research started, by Gary V. Heesch (currently CEO of the Company), in the early 1980's, at a predecessor company, Dermacare Pharmaceutical, Inc. ("Dermacare"). Most of Medisys' research was devoted to developing the "Skin Fresh Methodology" (Hereinafter, ""Skin Fresh") for the treatment of acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders. The "Skin Fresh" treatment program avoids the use of prescription drugs taken internally, and includes a regimen and the topical application of FDA approved antibiotics. In 1989, Dermacare discontinued its operations and assigned its the rights to "Skin Fresh" to Medisys in exchange for a 5% royalty paid to Dermacare's former shareholders.

         Through clinical studies and test marketing in doctors' offices, Medisys' management observed that for the most successful results occurred in uniform and consistent clinical surrounding, as opposed to sales of prescription drug kits at pharmacies. Medisys' management also discovered that for a patient to achieve total or near total clearing of the acne or eczema condition, the treatments should be continuously supervised. For this reason, the Company incorporated a wholly owned subsidiary, the American Institute of Skin Care,Inc. ("AISC") to operate clinics and to provide the best treatment option for its patients.

DERMATOLOGY OPERATIONS

Medysis Research Group, Inc.

         Medisys was incorporated in September 1989. Medisys is a research and development company in the field of dermatology. Gary V. Heesch (the founder and current CEO of the Company) initiated the research while at Dermacare Pharmaceutical, Inc. (Hereinafter, "Dermacare"). Dermacare began its research, in the early 1980's. In 1989, Dermacare discontinued its operations, and assigned all of its rights to the technology developed by its research to Medisys, in exchange for a royalty equal to five percent (5%) of future product sales. These royalties are paid to Dermacare's former shareholders.

         The Company devoted a substantial portion of its research to developing the "Skin Fresh" methodology for the treatment of acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders. The treatment allows the patient to avoid using prescription drugs that are taken internally. The "Skin Fresh" treatment includes a cleaning regimen, and the topical application of FDA approved antibiotics. The Company commenced clinical studies in 1983 and has continuing favorable results until the present, using the "Skin Fresh" treatment.

         Medisys developed an additional family of products, including cleansers, astringents, and lotions that are sold, as part of the "Skin Fresh" treatment regimen. The products are manufactured in an FDA approved, independent laboratory in California. In addition, Medisys may offer skin care products such as soaps and cosmetics.

         Medisys' research and development on other products has been limited because of the Company's limited financial resources. As funds become available, Medisys intends to conduct additional research in the field of dermatology and other related medical fields. Medisys will, where possible, market its technology and products through the AISC clinics, and other channels. Although the Company may choose to market its technology through licensing agreements, Medisys is not currently pursuing licensing arrangements.

American Institute of Skin Care

         Through clinical studies and test marketing in doctors' offices, Medisys' management observed that for the most successful results occurred in uniform and consistent clinical surrounding, as opposed to sales of prescription drug kits at pharmacies. Medisys' management also discovered that for a patient to achieve total or near total clearing of the acne or eczema condition, the treatments should be continuously supervised. For this reason, the Company incorporated a wholly owned subsidiary, the American Institute of Skin Care, Inc. ("AISC") to operate clinics and to provide the best treatment option for its patients.

         AISC operates the clinics and sell products related to this technology. AISC has used the technology in the prototype clinics for the past five years.

AISC and Medisys' Management believes that the "Skin Fresh" technology is effective in its present form, and does not need significant additional development.

         AISC opened three prototype clinics to treat patients, to train a staff of medical and support personnel, and to develop administrative procedures. In February 1994, the Company opened its first clinic in Salt Lake City, Utah. In November 1994, the Company opened its second clinic in Provo, Utah. A third clinic was opened in Idaho in 1994 but closed the following year in 1995. While operating the prototype clinics, each clinic used various advertising mediums to test the effectiveness of the different advertising mediums. A national advertising company supervised these tests and used the results to develop a comprehensive advertising and public relations plan for the Company.

         AISC currently operates the two Utah clinics. As capital becomes available for the expansion, AISC plans to open and operate up to 300 clinics using the "Skin Fresh " methodology. AISC is also developing the means to market its products and treat patients over the "Internet" in a "virtual clinic" environ. The Company intends to establish its clinics in urban centers, under the supervision of a licensed physician.

         AISC treats acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders using topical lotions and externally applied antibiotics. As opposed to most traditional treatments, the "Skin Fresh" treatment does not rely on expensive, harsh prescription drugs taken internally.

         In the clinics, medical assistants do most of the treatment follow-up. Physicians are used for the initial exam and when medically necessary. A patient's medical costs for the AISC "Skin Fresh" treatment are significantly lower than the costs for traditional M.D. dermatological treatments programs. Most patients' skin problems are effectively cleared in two to three months of treatment. The combination of our success rate, experience in the clinics, and the cost savings over traditional treatment programs should give the "Skin Fresh" treatment and products an advantage in the medical marketplace.

         Patients suffering from acne, eczema, psoriasis, contact dermatitis, seborrhea, and the other skin disorders "Skin Fresh" effectively treats, account for over 70% of the patients that seek medical treatment from dermatologists in the United States. Additionally, Management believes that a potentially larger market exists, with the Company's recent development of a skin rejuvenation treatment. The skin rejuvenation treatment can, also, be administered through the skin care clinics and internet service centers.

         A key element to successful Internet and clinic operations requires an aggressive advertising campaign targeting physician referral programs, and working closely with HMO's and health insurance companies to make the clinics contract providers. Internet marketing allows the Company to target its intended demographics.

AISC Online, Inc.

         On January 26, 2001, the Company organized a new wholly owned subsidiary AISC Online, Inc. (i.e. American Institute of Skin Care Internet services.) The Company has also developed brand named packaging for five additional products, three of which are now available for purchase through the Internet at the Company's Online store - www.restoremyskin.com. This store location is where patients and customers can purchase a three months supply of AISC's skin treatment kits, such as X-ACNE, for the treatment for the various acne conditions, FOLI-X, for the treatment for Folliculitis, and RESTORE, for skin rejuvenation. These treatment kits contain are over-the-counter products, but when purchased in the three month kit format they include an antibiotic prescription that will be authorized by the patient's physician or through a treatment protocol established by an attending AISC's physician. If called upon, AISC has a licensed pharmacy affiliation to meet the patient's needs. To complete the treatment process, the online kit contains a training video, which explains the use of the products in a recommended treatment regimen. AISC's online store competes with the many online treatment processes that offer skin care products, a but has the distinction of being a licensed medical process based on a topical antibiotic treatment method.

         The Company is developing an Internet marketing program and a strategy to introduce over-the-counter products through retail cosmetic outlets. The competition in these areas will come from large pharmaceutical companies with large and sophisticated distribution channels and fully developed marketing strategies.

MARKET POSITION AND COMPETITION

         The global markets for the treatment of skin diseases are large and reoccurring, most experts believe the off shore world market is equal to two times the United States market.

         Although acne appears to concentrate itself in the teenage population, it can and has afflicted many for a lifetime. As one age group grows out of the acne phase, another group replaces them. The National Center of the Treatment of Disease estimated that 60% of the teenagers in the US are affected to some degree by acne. As a part of the total population base, that group percentage is only 10%, but when translated into treatable patients, it amounts to approximately thirty million people with only 10% seeking professional medical attention according to The Department of Health, Education, and Welfare.

         Eczema affects a smaller portion of the total population: about 4%. Further, it is estimated that approximately 85% of that number will seek the treatment of a physician (AMA statistics show that 12,000,000 people have the disease and approximately 10,400,000 will seek medical treatment.) The chronic stages of eczema can begin shortly after birth and last a lifetime. The disease can exhibit many non-specifics in its diagnosis. The medical profession has adopted the term atopic dermatitis to describe this broad range of skin conditions including eczema, psoriasis, contact dermatitis, and moll scum.

         For psoriasis, the Wasatch methodology offers a therapy, which eradicates the symptoms in approximately 70% of patients, treated. The potential patient population in the United States is over five million.

         The potential population in the United States affected by these skin conditions:

ACNE 27,000,000
ATOPIC DERMATITUS 17,250,000
PSORIASIS 5,500,000

         The products that Wasatch is presently marketing target these three disease categories for physician-assisted service. Although the original Wasatch research was for acne only, it was not too long into the clinical trials that the benefits for eczema and other skin problems were observed. With the introduction of AISC medical clinics, additional skin disorders such psoriasis; folliculitis, molluscum, cold sores, chronic athlete's foot, and contact dermatitis were found to respond to the treatment. Outstanding results have been achieved with the large-scale treatment of these skin conditions.

         Currently, the "Skin Fresh" technology is only available at the Company's clinics, because the treatment requires a physician's diagnosis of the skin disorder and a prescription for a topical antibiotic that is part of the treatment regimen. In the clinics, the patients learn the treatment regimen and are monitored in frequent follow up visits to insure strict compliance. The Company believes that a higher success rate occurs when the patient follows the treatment regimen closely.

         The Clinic's primary competitors are primary care physicians, who treat common skin disorders, and licensed dermatologists. Dermatologists have existing practices and receive referrals from various primary care physicians. Since the Company's technology represents an alternative treatment, the medical community and the public at large must be educated about the benefits of the "Skin Fresh" technology. Until the Company's technology becomes accepted and the benefits of the safer and more cost effective method of treating skin disorders becomes more widely understood, the Company must compete with the professional reputations of dermatologists and physicians and the larger financial resources of the medical community.

         The Company is developing an Internet marketing program and a strategy to introduce over-the-counter products through retail outlets. Competition will come from large pharmaceutical companies, with large and sophisticated distribution channels, and fully developed marketing strategies.

         The Company management believes the key to its success is to introduce the "Skin Fresh" Technology into the market place with an aggressive advertising campaign that targets a physician referral program, working closely with HMO's and insurance companies to become a contract provider and through emphasizing the appropriate Internet demographic.

STRATEGY

         The Wasatch goal is to build a leading worldwide specialty pharmaceutical company in the skin care and preservation business. We intend to achieve this goal by:

         a. Implementing the management belief that the most successful treatment regimen for the aforementioned skin disorders is through uniform and consistent clinical type supervision as opposed to the sale of self- administered prescription or over the counter drugs from a pharmacy.

         b. Expanding the clinic network based upon the development experience of the two prototype clinics and the Company's ability to attract and motivate experienced management personnel. AISC intends to have 11 to 14 clinics operating in the next two years, using the "Skin Fresh Methodology" and through the "Internet." The clinics will be patterned after the prototype clinics, and opened in large metropolitan areas under the supervision of a licensed physician.

         c. Developing an Internet business in the following five phase program-

              Phase I - Business to Consumer: Patients will be able to research Wasatch's products, obtain information about skin diseases, and learn about treatment on the web site. The web site is currently available.

              Phase II - Provider Directory: Patients will be able to enter their location and will be provided with a list of Dermatologist and other skin care specialist in their area.

              Phase III - Business to Business: The Wasatch Internet program will provide research and information to physicians, hospitals, HMOs and insurance companies. An automated system will be included to aid in the processing and sharing of information with HMOs and insurance companies.

              Phase IV - OTC Products: Currently in the final stages of the FDA approval process, several new Wasatch products will be available without a prescription. Consumers and patients will be able purchase products on-line as well as receive training and instruction on how to use the products,

              Phase V - Wasatch's web site will become a means to deliver research information, educational programs and products to the global marketplace.

RECENT CHANGE IN CAPITAL STRUCTURE

         On June 22, 2000, the Company held a Special Meeting of the Board of Director ("Special Director's Meeting"). At the Special Director's Meeting, the Directors, pursuant to the Utah Corporation's Code, approved a reverse split of each of the issued and outstanding of Common Stock of this Corporation into one half share (1/2) share of Common Stock. In conjunction with the reverse split, the total number of common shares that the Company is authorized to issue shall be 100,000,000 common shares after giving effect to the reverse stock split. The total number of shares of preferred stock that the Corporation is authorized to issue is 1,000,000 shares.

         As of the date of this Prospectus there are 36,454,094 shares of Common Stock issued and outstanding. There are a total of 49,258 shares of preferred stock issued and outstanding.

The Offering

         This prospectus relates to the issuance of 22,852,594 Warrants (hereinafter, the "Warrants"), comprised of 11,426,297 Class A Warrants and 11,426,297 Class B Warrants to the Company's shareholders. The Warrants are exercisable commencing one year after the date of this Prospectus ("Effective Date"). The Company anticipates that the Warrants will be traded on the OTC Bulletin Board and in the over-the-counter market "pink sheet," however, there is no assurances that an active trading market will develop.

            The 11,426,297 Class A Warrants entitles the holders to purchase one
(1) share of common stock at a purchase price of $0.50 per share during the five
(5) year period commencing nine months from the Effective Date. The 11,426,297 Class B Warrants entitles the holders to purchase one (1) share of common stock at a purchase price of $2.00 per share the three (3) year period commencing nine months from the Effective Date.

         The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $1.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. The Class A Warrants may be exercised any time prior to the expiration of the 30-day redemption notice period. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

         The Class B Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2003, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $3.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. The Class B Warrants may be exercised any time prior to the expiration of the 30-day redemption notice period. Upon thirty (30) days' prior written notice to all holders of the Class B Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class B Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

         This prospectus also relates to the sale of shares of common stock:

         1. Issuable upon the exercise of the Warrants, described herein, and

         2. Issued to Aspen Capital Resources, LLC in connection with its settlement of litigation with the Company.

         As of December 26, 2000, the Company had 23,905,517 outstanding shares of common stock. Assuming all Warrants held by the Selling Shareholders are exercised, there will be 42,040,957 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares that may be issued upon the exercise and/or conversion of other options, warrants or convertible securities issued by the Company.

         The holders of the Warrants to the extent they exercise the Warrants, and the owners of the shares of common stock described above are referred to in this prospectus as the Selling Shareholders. If all Warrants held by the Selling Shareholders are exercised, the Company will receive approximately $28,565,742 that will be used to fund the Company's operations. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

         As of April 6, 2001, the Company had 36,454,094 outstanding shares of common stock. Assuming all Warrants held by the Selling Shareholders are exercised, there will be 59,306,688 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares that may be issued upon the exercise and/or conversion of other options, warrants or convertible securities issued by the Company.

         The Company's Common Stock is traded on the OTC Bulletin Board, under the symbol "WSPH."

         The Selling Shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which they are sold will depend upon the market price at the time of those sales; therefore, the Company has not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

Risk Factors

         An investment in the Company's common stock involves risks due the factors set forth herein in the section entitled "Risk Factors." See, "Risk Factors."

SUMMARY FINANCIAL INFORMATION

         The financial data presented below should be read in conjunction with the more detailed financial statements and related notes that are incorporated by reference.

                             SELECTED FINANCIAL DATA

         The following selected financial data reflects the operations of Wasatch Pharmaceutical, Inc. The financial data included in this table have been selected by the Company and have been derived from the financial statements for those periods. The statement of operations data for the years ended December 31, 2000 and 1999, and the balance sheet data as of December 31, 2000 have been derived from the Company's annual financial statements, incorporated by reference, which have been audited by Thomas Leger & Co. L.L.P., independent auditors. The Statement of Operations data for the three months ended March 31, 2001 and 2000 and for the period from inception (September 7, 1989) through March 31, 2001, and the Balance Sheet data as of March 31, 2001 are derived from the Company's unaudited financial statements, incorporated by reference, which were prepared in accordance with generally accepted accounting principles and, in the opinion of management, include all of the adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods and the financial condition as of that date. Historical results are not necessarily indicative of results that may be expected for any future period.

         Effective June 22, 2000, the Company effected a reduction in the number of shares issued and outstanding through a "reverse stock split" whereby each shareholder receives one share of common stock for each two shares held as of that date. The par value of the common stock was not changed. All references to common stock, common stock outstanding, common stock options and per share amounts in this registration statement, prior to the date of the reverse stock split, have been restated, on a retroactive basis, to reflect the one for two decrease in the shares outstanding.

                                                  Statement Of Operations Data

                                               Years Ended                   Three Months Ended              Inception
                                               December 31,                        March  30,                   To
                                   ---------------------------------     -----------------------------       March 31,
                                          2000             1999              2001            2000               2001
                                   --------------    --------------      -----------      -----------     ------------
                                                                          (Unaudited)     (Unaudited)
Clinic revenues                    $       29,784    $       44,620      $    23,700      $     7,682     $    733,366

Expenses:
   Clinic operating expenses              341,565           312,795          160,367           71,595        2,314,464
   General and administrative           1,593,301           542,999          708,091          190,453        5,244,452
   Interest                               447,843           357,576          107,124           70,871        1,119,839
   Loss -discontinued operations                -                 -                -                -          409,716
                                   --------------    --------------      -----------      -----------     ------------
   Total Expenses                       2,382,709         1,213,370          975,581          332,919        9,021,837
                                   --------------    --------------      -----------      -----------     ------------

   Net Loss                        $   (2,352,925)   $   (1,168,750)     $  (951,881)     $  (325,237)    $ (8,698,189)
                                   ==============    ==============      ===========      ===========     ============
   Basic loss per share            $        (.147)   $       (0.133)     $     (.032)     $     (.015)    $      (.834)
                                   ==============    ==============      ===========      ===========     ============
   Basic weighted average
     shares outstanding                16,006,118         8,757,919       29,682,858       21,178,979       10,428,578
                                   ==============    ==============      ===========      ===========     ============

      See footnotes to the financial statements for an explanation of the determination of the number of shares used in computing per share data.


                               Balance Sheet Data

                                                         Period Ended
                                                December 31,       March 30,
                                                   2000              2001
                                               --------------    -------------
                                                                  (Unaudited)
Net Assets
     Current assets                            $      191,248    $     303,243
     Current liabilities                           (4,226,289)      (4,218,966)
                                               --------------    -------------
     Working capital (deficit)                     (4,035,041)      (3,915,723)

     Other assets                                      82,074           79,336
                                               --------------    -------------
     Total net assets                          $   (3,809,537)   $  (3,629,463)
                                               ==============    =============

Capitalization
      Preferred stock                          $           49    $          49
      Common stock                                     27,406           32,390
      Paid in Capital                               3,910,666        5,037,776
      Accumulated deficit                          (7,746,308)      (8,698,189)
                                               --------------    -------------
     Total committed equity                        (3,808,187)      (3,627,974)

     Shares issued for future transactions             (1,350)          (1,489)
                                               --------------    -------------
  Shareholders (equity) deficit                $   (3,809,537)   $  (3,629,463)
                                               ==============    =============

                                  RISK FACTORS

         In addition to the other information presented in this prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the common stock offered hereby. This prospectus contains forward-looking statements that involve risks and uncertain ties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those Risk Factors discussed below and elsewhere in this prospectus.

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES

         To date, the Company has engaged primarily in research, development and clinical testing. The Company has recorded net losses in every year since its inception. The accumulated deficit as of March 31, 2001 was approximately $8,698,189, at which time the Company anticipated its cash and cash equivalents were sufficient to fund operating expenses for the next nine months. The Company anticipates continued losses from operations due to expenditures required to support its growth. There can be no assurance that the Company will be able to achieve profitability, or that, if achieved, profitability will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company intends to substantially increase its operating expenses for the foreseeable future as the Company: increases its sales and marketing activities, including expanding its direct and channel sales and telesales forces; increase its research and development activities; and expand its general and administrative support activities.

         Accordingly, the Company will be required to significantly increase its revenues in order to maintain profitability. These expenses will be incurred before the Company generates any revenues by this increased spending. If the Company does not significantly increase revenues from these efforts, its business and operating results would be negatively impacted.

UNCERTAINTY OF MARKET ACCEPTANCE "SKIN FRESH" THERAPY

         The Company believes that its profitability and growth will depend upon broad acceptance of the "Skin Fresh" medical treatment in the markets targeted by the Company. There can be no assurance that patients or physicians will accept the "Skin Fresh" medical treatment as an alternative to existing methods of treating acne, eczema, contact dermatitis and other common skin disorders. To date, "Skin Fresh" has not achieved sufficient market acceptance for the Company to sustain profitable operations, and there can be no assurance that the "Skin Fresh" treatment will obtain sufficient market acceptance to achieve profitable operations. The acceptance of "Skin Fresh" may be affected adversely by its cost, concerns relating to its efficacy, the effectiveness of alternative methods of treating skin disorders, the possibility of unknown side effects and the current lack of third-party reimbursement for the procedure.

         Market acceptance could also be affected by the ability of the Company and other participants in the market to build more clinics, to train the clinical staff, other physicians who treat common skin disorders and licensed dermatologists in the procedure. Promotional efforts by suppliers of competitive products or procedures that are alternatives, may also adversely affect market acceptance. There would be a material adverse effect on the Company's business, financial condition and results of operations, if "Skin Fresh" fails to gain broad market acceptance.

DEPENDENCE ON STRATEGIC ALLIANCES

         The Company's future performance depends in part on the success of its marketing strategy. Failure to develop strategic relationships could harm the Company's business. The Company's current or potential collaborative relationships with medical treatment groups (HMO's or PPO's) and insurance companies may not prove to be beneficial in the future, and they may not be sustained. The Company also may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company could lose sales opportunities if it fails to work effectively with these parties. Moreover, management expects that maintaining and enhancing these and other relationships will become a more meaningful part of the Company's business strategy in the future. However, many of the Company's current partners are either actual or potential competitors. In addition, the Company may not be able to maintain these existing relationships, due to the fact that these relationships are informal or, if written, are terminable with little or no notice.

HIGHLY COMPETITIVE INDUSTRY

         The "Skin Fresh" technology is used to treat acne, eczema, contact dermatitis and other common skin disorders. Approximately 10% of those that suffer from acne seek medical treatment, while the majority use over-the-counter medications or simply live with the problem. With other common skin disorders, a higher percentage of people seek medical attention, usually from a dermatologist. At the present time, the "Skin Fresh" technology is available only through the Company's two prototype clinics because it requires a doctor to diagnose the skin disorder and to prescribe a topical antibiotic that is part of the treatment regimen. In the clinics, the patients learn the treatment regimen and are monitored in frequent follow up visits to insure strict compliance. The Company believes that a high success rate results when the patient follows the treatment regimen very closely.

         Substantially expanding the Company's penetration of the skin treatment market places is a formidable task considering the number of competitors in that space. The Company is competing against vendors who have significantly larger, well-developed distribution channels and significantly greater resources for sales development.

         The clinic operation's primary competitors are primary care physicians who treat common skin disorders and licensed dermatologists who have existing practices and receive referrals from various primary care physicians.

         Since the Company's technology represents an alternative treatment, the medical community and the public at large must be educated about the benefits of the "Skin Fresh" technology. Until this technology becomes more medically accepted and the benefits of providing a safer and more cost effective method of treating these skin disorders become more widely understood, the Company must compete with the reputations, technical expertise and large financial resources of the medical community. The procedures offered by the Company's Clinic operation also compete with other present forms of treatment. The Company expects that companies that may develop new products to directly compete with the Company.

RISK OF TECHNOLOGICAL OBSOLESCENCE

         The market in which the Company sells pharmaceuticals is subject to rapid technological change. Competitors include major pharmaceutical companies, many of which have considerably greater financial, technical, clinical, marketing and other resources and experience than the Company. The markets in which the Company competes and intends to compete are undergoing, and are expected to continue to undergo, significant technological change, and the Company expects competition to intensify as technological advances in such fields are made. There can be no assurance that developments by others will not render the products or technologies of the Company obsolete or uncompetitive.

GOVERNMENT REGULATIONS

         Because a physician is involved, the clinic operations are subject to local, state and federal laws concerning medical practices. The FDA regulates the Company's prescription drugs and all of the prescription drugs currently used in the existing treatment program are FDA approved. The Company has made application to the FDA for approval of five over-the-counter products. The Company anticipates that these products would be sold through retail outlets and through the Internet marketing program. However, there is no assurance the products will be approved and if they are approved they may not be completed until 2001. Product approvals by the United States Food and Drug Administration (the "FDA") and comparable foreign regulatory authorities may be withdrawn if compliance with regulatory standards is not maintained or if problems relating to the products are experienced after initial approval.

         The Company's pharmaceutical operation is subject to extensive regulation by governmental authorities in the United States and other countries, which regulate the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. The Company will need to spend a substantial amount of money to comply on an ongoing basis with the regulations of the extensive government, FDA and other government agencies. The costs of complying with governmental regulations and any restrictions that government agencies might impose could have a significant impact on our business. As the Company increases production and manufacturing of prescription topical antibiotic and possibly the over the counter prescription, these costs may increase.

UNCERTAINITY OF THE HEATH CARE INDUSTRY

         The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of orders or revocation of endorsement of the Company's products by hospital associations or other customers. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations.

         In the United States and elsewhere, demand for health care treatments and pharmaceuticals depends on the consumers' ability to be reimbursed for the cost of the treatments and pharmaceuticals by third-party payors, such as government agencies, health maintenance organizations and private insurers. Medicaid and other third-party payors are increasingly challenging the prices charged for medical services. They are also attempting to contain costs by limiting their coverage of, and the amount they will reimburse for health care products and treatment. We cannot be certain that insurers will provide coverage for our products and treatments in the future. Without adequate coverage and reimbursement, consumer demand for our products and treatment may be minimized and the Company's sales would be lower than projected.

LACK OF LONG-TERM FOLLOW-UP DATA; UNDETERMINED MEDICAL RISKS

         Although clinical studies conducted to date have demonstrated no significant adverse reactions to "Skin Fresh" treatments; there can be no assurance that long-term follow-up data will not reveal additional complications that may have a material adverse effect on acceptance of the "Skin Fresh" treatments which, in turn, could have a material adverse effect on the Company's business, financial conditions and results of operations. Concern over the safety of "Skin Fresh" treatment could in turn adversely affect market acceptance of "Skin Fresh" treatment or result in adverse regulatory action, including product recalls, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND PROFESSIONAL LIABILITY

         Inherent in the health care and pharmaceutical industry is the potentially significant risk of physical injury to patients which could result in product liability or other claims based upon injuries or alleged injuries associated with a defect in the product's and/or physician's performance, which may not become evident for a number of years. Although the Company has not experienced a product liability claim in the past six years of selling products through the clinics, the possibility still remains that the operation of the clinics and sale of medications may result in claims against the Company by patients who allege they were injured as a result of medical treatment. The Company has "umbrella" product and professional liability insurance in the amounts of $ 1,000,000 (aggregate and per occurrence), but primarily relies and intends to continue to rely on physicians' professional liability insurance policies and manufacturers' insurance policies for product liability coverage.

         The Company requires its clinical physicians to maintain certain levels of professional liability insurance, and the agreements between the Company and the physicians to contain certain cross indemnification provisions. There can be no assurance, however, that all of the physicians will carry sufficient insurance and a partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's business will suffer if its products or treatment contains imperfections or errors in judgment. All Company products are manufactured in FDA approved facilities. Despite testing and quality control, the Company cannot be certain that imperfections will not be found in the Company's products as commercial shipment of Company's products increase. If new or existing customers have difficulty adjusting to the Company's products or require significant amounts of customer support, the Company's operating margins could be harmed. Although the Company's products have been field tested on hundreds of patients, there is the possibility that the Company could face possible claims and higher development costs if its treatment products contain undetected inappropriate materials or if the Company fails to meet customers' expectations. In addition, a product liability claim, whether or not successful, could harm the Company's business by increasing the Company's costs and distracting the Company's management.

MANAGEMENT OF GROWTH

         There can be no assurance that the Company's revenue growth can be sustained. To accommodate its growth, the Company will need to implement a variety of new or expanded business and financial systems, procedures and controls, including the improvement of its accounting, marketing and other internal management systems. There can be no assurance that the implementation of such systems, procedures and controls can be completed successfully, or without disruption of the Company's operations. Continued expansion of the Company could significantly strain the Company's management, financial and other resources. In addition, the Company has hired and will be required to hire in the future substantial number of new employees, particularly personnel to support its clinical and pharmaceutical sales operations. There can be no assurance that the Company's systems, procedures, controls and staffing will be adequate to support the Company's operations. Failure to manage the Company's growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company's future success will depend on its ability to continue to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technology and satisfy increasingly sophisticated customer requirements. Rapid technical change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for the Company's products and services. The introduction of products embodying new technologies and the emergence of new industry standards can render the Company's existing products obsolete and unmarketable.

       As a result of the complexities inherent in today's medical environments, new products and product enhancements can require long development and testing periods. Consequently, significant delays in the general availability of such new releases or significant problems in the implementation of such medicines and treatment processes could have a material adverse effect on the Company's business, operating results and financial condition. The Company may not be successful in:

       - Developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to changes in technology, evolving industry standards or customer requirements;

       - Avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

       - Achieving market acceptance for the Company's new products and product enhancements.

       If the Company fails to release new products, its business may suffer one or more of the following consequences:

       -   Customer dissatisfaction;

       -   Negative publicity;

       -   Loss of revenues; or

       -   Slower market acceptance.

DEPENDENCE UPON MANAGEMENT AND THE COMPANY'S ABILITY TO ATTRACT AND RETAIN SUFFICIENT PERSONNEL.

         The future success of the Company is dependent in part on its ability to recruit and retain certain key personnel, including Gary Heesch, Chief Executive Officer and Chairman of the Board. The loss of the services of certain members of management, or other key personnel, could have a material adverse effect on the Company. The Company intends to secure key-man life insurance policies ranging from $1 million to $2 million on certain members of management with the Company as beneficiary. But there can be no assurance that the benefits under these policies will be sufficient to compensate the Company for the loss of the services of any of such persons.

         The success of the development of the Company's Internet marketing program is dependent to a significant degree on key management, consultants and technical personnel. The Company's success also depends on its ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

         The Company must hire additional medical staff at the Clinics, including licensed physicians. To retain such staff is difficult in today's competitive marketplace. The Company cannot be sure that it will succeed in its hiring and retention efforts. The Company competes with other medical and heath care companies and research and academic institutions for experienced medical staff and licensed physicians. Many of these companies and institutions have greater resources than the Company has and thus may be in a better position to attract desirable candidates.

         The Company must also hire additional managers as the business grows, that are able to address the needs for regulatory, manufacturing, distribution, sales and marketing capabilities. If the Company is not able to hire managers with these skills, or develop expertise in these areas, the Company's business prospects could suffer.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL

         The Company's management group and directors will own and control approximately 12% of the shares of Company's common stock and therefore be able to significantly influence the management and affairs of the Company and have the ability to control all matters requiring stockholder approval.

Future Capital needs, Uncertainty of Additional Funding

         The Company's operation to date consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and may accelerate in the foreseeable future. The Company expects, that if the Selling Shareholders purchase all of the Warrants in the aggregate amount of $28,565,742, that the Company's capital resources will be adequate to satisfy the requirements of its current operation and planned operations through 2004. However, whether the Selling Shareholder purchases all of the allotted warrants is in the Selling Shareholder's sole discretion, and not in the control of the Company. The rate at which the Company expends its resources is variable and may accelerate, depending on many factors, many of which are outside the control of the Company, including the continued progress of the Company's research and development of new product candidates; the cost, the timing, and outcome of further regulatory approvals; the expenses of establishing a sales and marketing force, the timing and cost of establishing or procuring additional requisite production and other manufacturing capacities, the cost; if any, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the status of competitive products and the availability of other financing.

         The Company anticipates that it will require additional financing to fund the Company's operations. Future financing may result in the issuance of debt, preferred stock and common stock securities, in dilution to the holders of the common stock. Any such financing, if required, may not be available on satisfactory terms or at all. There can be no assurance that additional investments or financing will be available as needed to support the development of the products. Failure to obtain such capital on a timely basis could result in lost business opportunities, or the financial failure of our company.

DEPENDANCE ON A LIMITED NUMBER OF SUPPLIERS FOR MATERIALS USED IN MANUFACTURING THE COMPANY'S PRODUCT; RISK OF INTERRUPTION

         The Company's products currently contain components manufactured by third-party vendors. The Company incorporates components into some of its products and any significant interruption in the availability of these third party products or defects in these products could harm the Company's business. Some of these materials are available only from limited sources. In the event of a reduction in, interruption of, or degradation in the quality of the supply of any of our required materials, or an increase in the cost of obtaining those materials, the Company would be forced to locate an alternative source.

         Any significant interruption in the availability of these third-party products or defects in these products could harm the Company's business unless and until the Company can secure an alternative source. If no alternative source were available or if an alternative source were not available on a timely basis or at a reasonable cost or otherwise on acceptable terms, the Company's ability to manufacture one or more of our products would be delayed or halted, in which case the Company could lose sales and customers, and the business would be significantly harmed as a result.

THE COMPANY HAS LIMITED MANUFACTURING EXPERIENCE

         The Company lacks experience in large-scale manufacturing, which could hamper its ability to manufacture the existing products or new products developed. The Company has two options to address this issue. First, the Company can expand its internal ability to manufacture products. Second, the Company continues to contract with third parties to manufacture for products based upon the Company's technology. If the Company is unable to expand its own manufacturing capability or maintain a contract with suitable manufacturers, on acceptable terms and in a timely manner, the Company may become unable to meet its demands for existing products and could be delayed in introducing new products to the market. Failure to meet the demands for existing products or delays in introducing new products will harm the Company's financial condition.

POTENTIAL ADVERSE IMPACT OF SHARES OF STOCK ELIGIBLE FOR FUTURE SALE

         Sales of a large amount of shares of common stock in the public market could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

         On April 9, 2001, which is after the effective date of the reverse stock split June 22, 2000, and prior to the registration of the shares in this prospectus, the Company has issued and outstanding an aggregate of 36,454,517 shares of common stock. All shares of common stock included in this prospectus will be freely tradable without restrictions under the securities act. On April 9, 2001, there are 18,622,980 outstanding shares held by existing shareholders that are restricted securities as that term is defined in Rule 144 under the Securities Act (Hereinafter, the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701, promulgated under the Securities Act. There are approximately 2,100,000 formerly Restricted Shares that are available eligible for sale because the two-year holding period has expired.

VOLATILITY OF STOCK PRICE

         The market price of the common stock has historically been subject to price volatility. The market prices for securities of companies engaged in pharmaceutical development have been volatile. Such volatility may recur in the future due to overall market conditions or specific factors of the pharmaceutical industry such as the Company's ability to effectively penetrate the market, new technological innovations and products, changes in government regulations, developments with respect to patent or proprietary rights, public concerns with regard to safety and efficacy of various medical procedures, the issuance of new or changed stock market analyst reports and recommendations, the Company's ability to meet analysts' projections and fluctuations in the Company's financial results. In addition, the common stock could experience extreme fluctuations in market price that are wholly unrelated to the operating performance of the Company.

       On March 23, 2001, the Company's Common Stock was quoted on the OTC Electronic Bulletin Board at the price of $0.25. The following sets for the quarterly fluctuations in the reported bid prices for the period from January 1, 1997 through December 31, 2000. These are the actual prices quoted during the periods indicated and have not been restated due to the 1:2 reverse split effective June 22, 2000.

                                              High Bid          Low Bid
                                              --------          -------
Fiscal Year Ending December 31, 1997
  First Quarter                                 $2.50             $ .625
  Second Quarter                                $3.75             $ .625
  Third Quarter                                 $3.375            $ .875
  Fourth Quarter                                $1.125            $ .130

Fiscal Year Ending December 31, 1998
  First Quarter                                 $ .219            $ .125
  Second Quarter                                $ .375            $ .170
  Third Quarter                                 $ .410            $ .130
  Fourth Quarter                                $ .260            $ .110

Fiscal Year Ending December 31, 1999
  First Quarter                                 $ .320            $ .110
  Second Quarter                                $2.06             $ .320
  Third Quarter                                 $1.45             $ .438
  Fourth Quarter                                $ .812            $ .520

Fiscal Year Ending December 31, 2000
  First Quarter                                 $1.88             $ .550
  Second Quarter                                $1.06             $ .531
  Third Quarter                                 $ .968            $ .250
  Fourth Quarter                                $ .480            $ .190

APPLICATION OF PENNY STOCK RULES COMMON STOCK

         The Securities and Exchange Commission has adopted regulations that generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or exercise price of less than $5.00 per share, subject to certain exceptions. The Company's common stock may be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, unless an exemption from such rules is available. Broker-dealers making a market in the common stock may be required to provide disclosure to their customers regarding the risks associated with the common stock, the suitability for the customer of an investment in the common stock, the duties of the broker-dealer to the customer and information regarding bid and ask prices for the common stock and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in the common stock. The application of these rules will likely result in fewer market makers making a market of the common stock and further restrict the liquidity of the common stock.

Securities Law Issues

         The Company has raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the Securities and Exchange Commission or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if the Company inadvertently failed to comply with the requirements of any of such exemption, investors would have the right to rescind their purchase of the securities or sue for damages. If one or more investors successfully rescinded the purchase or institute such suit, the Company could face severe financial demands that could material and adversely affect our financial position.

Absence of Common Stock Dividends

         The Company has not declared or paid dividends, and does not anticipate paying any cash dividends in the foreseeable future. Any payment of cash dividends on the Company's common Stock in the future will be dependent upon the financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

DEPENDENCE UPON PROPRIETARY TECHNOLOGY; UNCERTAINTY OF PATENTS, TRADE SECRETS AND PROPRIETARY TECHNOLOGY

         The pharmaceutical industry is characterized by a large number of patent filings. A substantial number of patents have been issued to other pharmaceutical companies. Competitors, therefore, may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of the Company. Competitors, with far greater resources, may obtain patents that interfere with the Company's ability to develop or market product it originated. Since patent applications are secret until patents are issued, in the United States, or published, in other countries, the Company cannot be sure that it is first to file any patent application. Further, the laws of certain foreign countries do not provide the protection to intellectual property provided in the United States, and may limit the Company's ability to market its products overseas. The Company cannot give any assurance that the scope of the rights that may be granted to the Company's products are broad enough to fully protect those rights from infringement.

         Litigation regarding intellectual property is common because there can be no assurance that any registration or any patent application will significantly protect an owner's rights to intellectual property. Litigation or regulatory proceedings, therefore, may be necessary to protect the Company's intellectual property rights. Such litigation and regulatory proceedings are very expensive, can be a significant drain on the Company's resources, diverts resources from product development, and involves substantial commitments of management time. There is no assurance that the Company will have the financial resources to defend the Company's intellectual property rights from infringement or claims of invalidity. Failure to successfully defend the Company's rights with respect to its intellectual property can have a materially adverse effect on the Company's business, financial condition and results of competitors, many of which have far greater resources than the Company, will not apply for and obtain patents that will interfere with the Company's ability to develop or market product ideas that it originated.

         The Company's brochures that describe the treatment regimen have been copyrighted. The Company has prepared and filed United States trademarks applications for some of its trademarks including SILHOUETTE OF A FACE, WASATCH PHARMACEUTICAL, AMERICAN INSTITUTE OF SKIN CARE and MEDYSIS. The formulas for the products are maintained as trade secrets with internal controls and security. There are no patents or patents pending for the Company's products.

         The Company relies upon proprietary technology and trade secrets that are not protected by United States, or international, patents and there is no assurance that other companies will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology. The Company will use its best efforts to protect such information and techniques; however, no assurance can be given that such efforts will be successful. The failure to protect the intellectual property could cause the Company to lose substantial revenues and to fail to reach its financial potential over the long term.

         The Company also relies on business trade secrets, know-how and other proprietary information. If this information were disclosed to competitors, the business would suffer. The Company protects this information, in part, by entering into confidentiality agreements with licensees, employees and consultants, which prohibit these parties from disclosing our confidential information. Despite these agreements, the Company cannot be sure that the agreements will provide adequate protection for its trade secrets, know-how and other proprietary information or that the information shared with others during the course of the Company's business will remain confidential. Nor can the Company be certain that the Company would have sufficient legal remedies to correct or be compensated for unauthorized disclosures or sufficient resources to seek redress.

         The Company continues to license rights from Medisys. Medisys is a research and development company in the field of dermatology. Medisys began its research in 1989, as continuation of the research started, by Gary V. Heesch (currently CEO of the Company). Since access to these rights is necessary for the Company's business, it must comply with these license agreements. The business could be harmed if Company breaches any of these license agreements, lose the right to use this licensed technology, or is unable to renew the existing licenses on acceptable terms or get additional licenses on acceptable terms.

         The Company must not infringe on the intellectual property rights of others. If the Company infringes upon the rights of others it may be exposed to the following risks:

         a. The Company could be required to alter its products, treatments or processes;

         b. The Company could lose customers that are reluctant to continue using its products;

         c. The Company could be forced to abandon its product development work;

         d.       The Company could be required to pay monetary damages; and

         e. The Company cannot be sure that it could alter its products or processes or obtain a license at a reasonable cost, if at all.

         The business may be damaged if the Company could not make the necessary alterations or obtain a necessary license on acceptable terms. In addition, the Company may need to litigate the scope and validity of intellectual property rights held by others. Such litigation and regulatory proceedings are very expensive, can be a significant drain on the Company's resources, diverts resources from product development, and involves substantial commitments of management time. There is no assurance that the Company will have the financial resources to defend a claim that the Company infringed on the intellectual property rights of its competitors. Failure to successfully defend the Company's a claim of an alleged infringement upon the intellectual property rights of a third party can have a materially adverse effect on the Company's business, financial condition and results of competitors, many of which have far greater resources than the Company.

Acquisitions of companies or technologies may result in disruptions of the Company's business

         The Company expects to make acquisitions of complementary companies, products or technologies, although the Company currently lacks adequate working capital or financial resources to effect acquisitions requiring cash and given the uncertainty involving the Company's outstanding common stock it may encounter difficulty in effecting transactions utilizing its equity as purchase consideration. Currently, the Company has not identified any acquisition candidates and no acquisitions are contemplated. If the Company makes any acquisitions, it will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. Management may be unable to maintain uniform standards, controls, procedures and policies if it fails in these efforts.

         The Company may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could substantially dilute the Company's shareholders. In addition, profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired businesses, products or technologies with existing operations, the Company may not receive the intended benefits of acquisition.

LIMITED TRADING MARKET

         The Company's common stock is not traded on an established market, it is being traded on the OTC Bulletin Board. There is no prior trading market for the Company's Warrants. There can be no assurance that a trading market for the Warrants will develop or, if developed, will continue. There is no assurance that the limited market for the common stock will continue.

NO COMMITMENT TO PURCHASE UNITS

         There is no commitment by the Common's shareholders to exercise any portion of the Warrants issued, and purchase the underlying common stock. The Company can give no assurance that any of the Warrants will be exercised. There is no minimum number of Warrants that must be exercised to enable the Company to use the proceeds received from the exercise. To the extent that less than all of the Warrants are exercised, the Company will be prevented from implementing all of its immediate business plans, absent additional financing. (See "Use of Proceeds" and "Description of Securities.")

REDEEMABLE WARRANTS

         The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $1.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption.

         The Class B Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $3.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption.

         Redemption of the Warrants might force the Warrant holder to exercise the Warrants, and pay the exercise price, at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the current market price of the Warrants when he might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price which may be substantially less than the market value of the Warrants at the time of redemption. There can be no assurance that the market price of the common stock underlying the Warrants will be greater than $1.00 or $3.00 respectively, at the time the Company is required to file a post-effective amendment to keep its prospectus current. Further, the Warrants cannot be redeemed unless the registration statement filed with the Securities and Exchange Commission registering the Warrants is current. As a result, it may be cost effective and expedient for the Company to redeem such Warrants for $0.01 per Warrant at an early date rather than keep the prospectus current for the exercise of the Warrants. Any holder who does not exercise his Warrants prior to their expiration or redemption, as the case may be, will forfeit his right to purchase the shares of common stock underlying the Warrants.(See "Description of Securities - Warrants.")

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

         The Company's shareholders will have the right to exercise the Warrants, or resale the common stock included herein, only if a current prospectus relating to the shares or the shares underlying the Warrants is then in effect, and only if such shares are qualified for sale under applicable securities laws of the states in which the various holders of the Warrants and shares of common stock reside. There is no assurance that the Company will be able to maintain a current prospectus covering such shares or be able to register or qualify such shares in the state where such Warrant holders reside. The Warrants will be deprived of any value if a current prospectus covering such shares issuable upon the exercise thereof is not kept effective or if such shares are not registered in the states in which holders of the Warrants reside.

(See "Description of Securities- Warrants.")

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of shares of common stock by the Selling Stockholders. The Company will receive proceeds upon the exercise of any of the Warrants held by its shareholders. The Company estimate that the Company will receive net proceeds from the exercise of the Warrants (after deducting $100,000 for estimated offering expenses) of $28,465,742. The net proceeds of this offering will be used as follows:

     [ ]      To fund the acquisition of clinics and clinical equipment
     [ ]      To fund the Internet infrastructure
     [ ]      To reorganize the corporate debt structure
     [ ]      To acquire compatible skin care providers and companies
     [ ]      To complete the FDA approval process
     [ ]      To complete the market study on the products and their application
     [ ]      To commence a strategic marketing and advertising plan
     [ ]      To use as working capital and for general corporate purposes.

         The timing and amounts of our actual expenditures will depend on several factors, including the timing of our personnel and real estate growth plans effecting the clinic expansion strategy, the success of our internet Online store, the success of our clinic marketing program, our entry into collaboration agreements with HMOs, PPOs and insurance companies, the progress of our clinical trials for certain products, the progress of our research and development programs, the results of other clinical and marketing studies and the timing and costs of regulatory approvals of certain products.

         Until we use the net proceeds, we intend to invest the funds in short-term, investment-grade, interest-bearing instruments.

                         DETERMINATION OF OFFERING PRICE

         The Selling Shareholders named in this Prospectus under the "Selling Shareholders" will sell the securities. The sell or offer price will be determined arbitrarily by the Selling Shareholders and does not necessarily bear any relationship to the assets, losses, net worth or book value of the Company, or other established criteria of value. The Selling Shareholders may decide not to obtain an independent opinion or other appraisal to determine the offering price.

         The exercise price of the Warrants was arbitrarily determined by the Company's management and does not necessarily bear any relationship to the assets, losses, net worth or book value of the Company, or other established criteria of value.

         The Company's Common Stock is currently traded on the NASDAQ OTC Bulletin Board, under the symbol "WSPH." On April 6, 2001, the price of the Common Stock was 0.25 per share.

                                 DIVIDEND POLICY

         Holders of the Company's Common Stock are entitled to cash dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Company has never paid dividends. The Company does not anticipate the declaration or payments of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the developments and expansion of its business.

         Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be assurance that cash dividends of any kind will ever be paid.

                                    DILUTION

         The following summarizes the dilution to the Warrant holders, assuming that all of the Warrants were exercised as of March 31, 2001. The net tangible book value of Wasatch's common stock, as of March 31, 2001, was a negative ($4,118,825) or a negative of ($0.113) per share. The March 31,2001 deficit consisted of the net tangible book value at December 31, 2000, a deficit of ($3,863,825), or ($0.141) per share, adjusted for estimated equity transactions occurring from that date through March 31, 2001, a deficit of ($500,000) or ($0.014) per share.

         After giving effect to the sale of shares of common stock through the exercise of the Warrants, proposed by this offering, at the stated price of $.50 per share for 11,426,297 Series A Warrants and at the stated price of $2.00 per share for 11,426,297 Series B Warrants and the issuance of 3,500,000 settlement shares to Aspen, the pro forma net tangible book value as of March 31, 2001 would be $24,346,918 or $.41 per share, after deducting the estimated offering expenses of $100,000. Net tangible book value per share before this offering was determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding as of March 31, 2000.

         This offering will result in an immediate increase in net tangible book value per share of $.54 to existing stockholders and an immediate dilution per share of $.47 to the Series A Warrant holders and an immediate dilution per share of $1.61 to the Series B Warrant holders. Dilution is determined by subtracting net tangible book value per share after this offering from the assumed warrant conversion price of either $.50 or $2.00 per share.

         In addition to the 22,850,594 shares being registered in this filing, the Registration Statement covers 3,500,000 common shares held by a former debenture holder that also possesses 1,500,000 shares as the result of a dispute settlement described more fully elsewhere in this document.

         The following table illustrates the dilution: attributable to warrants exercised before the previously mentioned settlement shares. The table after that discloses the dilution associated with the all warrants and shares covered by this registration statement.

                                                                                Conversion Price Per Share

                                                                   $         .50      $        2.00         Combined
                                                                   -------------      -------------      --------------
     Assumed conversion price                                      $         .50      $        2.00      $         1.25
                                                                   -------------      -------------      --------------
     Net tangible book value (deficit)
         per share at December 26, 2000                                     (.13)              (.13)               (.13)
     Increase per share attributable to offering                             .16                .55                 .56
                                                                   -------------      -------------      --------------
     Net tangible book value per share
         after this offering                                        $        .03     $          .42      $          .43
                                                                    ============     ==============      ==============
     Dilution in net tangible book value
         per share to new investors                                 $        .47     $         1.58      $          .82
                                                                    ============     ==============      ==============

         The above table does not include the effect of 3.5 million warrants for common shares which are registered herein and are exercisable at $.001 for each common share. These warrants are part of a settlement agreement in a dispute over the enforceability of a debenture purchase contract with Aspen Capital (Aspen). The following tabulation reflects the dilution to the Series A and B warrant holders from this transaction.

                                                                                Conversion Price Per Share

                                                                   $         .50      $        2.00          Combined
                                                                   -------------      -------------      --------------

     Assumed conversion price                                      $         .50      $        2.00      $         1.25
                                                                   -------------      -------------      --------------
     Net tangible book value (deficit)
         per share at March 31, 2001                                        (.13)              (.13)               (.13)
     Increase per share attributable to Aspen                                .02                .02                 .02
                                                                   -------------      -------------      --------------
     Net tangible book value per share
         after Aspen                                               $        (.11)     $        (.11)     $         (.11)
                                                                   =============      =============      ==============
    Net tangible book value per share
         after this offering                                       $         .03      $         .39      $          .41
                                                                   =============      =============      ==============
     Dilution in net tangible book value
        per share to new investors                                 $         .47      $        1.61      $          .84
                                                                   =============      =============      ==============

         The following table summarizes, as of March 31, 2000, the differences between the total consideration paid to Wasatch for common stock and the average price per share paid by the existing stockholders and the new investors purchasing common stock derived from this offering, based on an assumed conversion price of $.50 and $2.00 per share for Series A Warrants and Series B Warrants, respectively:

                                         Shares Purchased          Total Consideration           Average
                                       --------------------     -------------------------         Price
                                         Number    Percent          Amount       Percent          Share
                                       ----------  -------      ------------     -------         -------
     Existing stockholders             32,954,094   55.6 %      $  4,405.559      13.3%          $   .13
                                                                                                 =======
     Offering investors:
         Aspen                          3,500,000    5.8             245,000        .7           $   .07
                                                                                                 =======
       Series A
       $.50 conversion price           11,426,297   19.3           5,713,149      17.3           $   .50
                                                                                                 =======
       Series B
      $2.00 conversion price           11,426,297   19.3          22,852,594      69.0           $  2.00
                                                                                                 =======
    Cost of Offering                            -    -              (100,000)      (.3)
                                       ----------   ----        ------------      ----
                  Total                59,306,688  100.0        $ 33,116,302     100.0
                                       ==========  =====        ============     =====

                              PLAN OF DISTRIBUTION

         The Company is registering the shares of Common Stock on behalf of the Selling Stockholders. The Company will bear all of the costs, expenses and fees in connection with the registration of the shares offered by this Prospectus other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the Selling Stockholders. The Selling Stockholders may make sales of the Common Stock from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ OTC market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder, Aspen, advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the Selling Stockholders, Aspen.

         The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealers or other financial institutions the shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

         The Selling Stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that may used in connection with the sale of shares may be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Stockholders may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders will be subject to the Prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the Company will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         - the name of each such Selling Stockholder and of the participating broker-dealer(s);

         -        the number of shares involved;

         -        the initial price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s),where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

         -        other facts material to the transactions.

         The resale of the securities held by the Selling Stockholder is subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended. In addition, upon the Company being notified by the Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company's authorized Common Stock consists of 100,000,000 shares of Common Stock, $.001 par value per share. As of April 6, 2001, the Company had 36,454,094 shares of Common Stock issued and outstanding. Immediately prior to the date of this Prospectus, there were 1165 stockholders of record of the Company. Except for Warrants held by, and not exercised, the Selling Shareholders, and Options held by the Company's employees, holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable.

         The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Amended Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation, Amended Certificate of Incorporation and bylaws that are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Utah for more complete description concerning the rights and liabilities of stockholders.

         The Company's Common Stock is currently traded on the OTC Bulletin Board, under the symbol "WSPH." On January 5, 2000, the bid price of the Common Stock was $0.27 per share. The Company is required to maintain certain minimum criteria established by the NASDAQ. There can be no assurance that the Company will be able to continue to fulfill such criteria. See "Risk Factors." The sales of significant amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices, and may impair the Company's ability to raise capital that time through the sale of its equity securities.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

WARRANTS

         The Company currently does not have any other warrants issued other than the 11,426,297 Class A Warrants and 11,426,297 Class B Warrants. The Warrants issuable hereby are exercisable commencing nine months after the date of this Prospectus ("Effective Date"). The Company anticipates that the Warrants will be traded on the OTC Bulletin Board and in the over-the-counter market "pink sheet," however, there is no assurances that an active trading market will develop. The 11,426,297 Class A Warrants entitles the holders to purchase one
(1) share of common stock at a purchase price of $0.50 per share during the five
(5) year period commencing nine months from the Effective Date. The 11,426,297 Class B Warrants entitles the holders to purchase one (1) share of common stock at a purchase price of $2.00 per share the five (5) year period commencing nine months from the Effective Date.

         The Class A Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $1.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. The Class A Warrants may be exercised any time prior to the expiration of the 30-day redemption notice period. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

         The Class B Warrants are redeemable by the Company for $.01 per Warrant, at any time after April 1, 2001, upon thirty (30) days' prior written notice, if the average closing price or bid price of the common stock, as reported by the principal exchange on which the common stock is quoted, the National Quotation Bureau, Incorporated or the Nasdaq SmallCap Market ("Nasdaq"), as the case may be, equals or exceeds $3.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. The Class B Warrants may be exercised any time prior to the expiration of the 30-day redemption notice period. Upon thirty (30) days' prior written notice to all holders of the Class B Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class B Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."

PREFERRED STOCK

         There are a total of 49,258 shares of preferred stock issued and outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONs

Overview

         The financial information presented above and the following narrative of "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the financial statements and the notes to those statements which are incorporated by reference. This discussion includes forward-looking statements that involve risks and uncertainties. Some of those risks and uncertainties are set forth under "Risk Factors" and included elsewhere in this prospectus.

         The Company's products treat skin disease using non-invasive topical medicines and methods. Since commencing operations, its activities have been primarily devoted to developing technologies, as well as other business development, raising capital, purchasing assets and recruiting personnel. As a development stage company, Wasatch has had no significant product or service sales to date. The major sources of working capital have been proceeds from various private financings.

         Financing expenses consist primarily of salaries and related personnel costs, fees paid to consultants, fees paid for outside services, and the legal expenses relating to the development transaction structuring for the various financings. Financing expenses are expensed as they are incurred, except for specific project costs carried out through independent third party contractors or suppliers and salaries and related personnel costs that can be reasonably estimated which are deferred and capitalized if successful or expensed if unsuccessful.

         General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses, professional fees and other corporate expenses, including corporate business development and general legal activities.

         Research and development costs consist of research related salaries and personnel costs, fees paid to consultants, fees paid for outside services, legal expenses resulting from intellectual property protection and organizational affairs and the other expenses relating to the design, development, testing, and enhancement of the Company's products. Research and development costs are expensed as they are incurred, except for special project costs carried out through independent third party contractors. Expensed research and development costs are charged to the type of cost incurred.

         As of March 31, 2001, the continuing businesses of the Company are the operation of its three wholly owned subsidiaries, Medisys, AISC and AISC Online. After January 1994, the Company's sole revenue source has been the two AISC operated prototype skin care clinics, with revenue from its online store beginning in 1st Quarter, 2001. Revenues, since inception, have been small averaging approximately $100,000 annually. The Company's best revenue year was 1995 when product and service sales were $225,000.

         Management estimates that the average annual revenue per patient is $600. Forty percent (40%) of those revenues are derived from physician fees. Due to the small patient load, the two AISC clinics are operating at approximately five percent (5%) to ten percent (10%) of capacity. Management believes that revenues will continue to decrease because of the lack of media exposure, professional networks and advertising.

         An important strategy in the clinic's marketing program is the development of contract relationships with insurance companies that highlight the cost savings of the Company's treatment programs. To commence those contractual relationships, the Company plans to identify the cost savings of its treatment methodology by participating in a controlled study with a pilot insurance company.

         Since inception, one of management's primary activities has been raising the funds necessary to establish medical skin care service throughout the United States. In the short term, the plan is to raise sufficient capital to establish its Internet presence and begin a marketing program to increase revenue in the existing clinics to continuing profitability. Once there are 30 or more clinics and a network of Internet physicians operating at a profitable level, the Company intends to raise sufficient capital to establish clinics through out the U.S. and Europe.

Liquidity and Capital Resources

         As of March 31, 2001, the Company had current assets of $303,243 and current liabilities of $4,218,966 resulting in a working capital deficit of $3,915,723, which is a 3% decrease from December 31, 2000. The decrease in the deficit is attributable to an increase of $116,000 in inventory which was financed through equity equity funding rather than debt. The Company's operating loss for the three months ended March 31, 2000 included expenditures for business commencement costs associated with developing products, marketing plans and Internet strategies and the acquisition of facilities and operating assets. These activities were financed with additional shareholder investment of $1,127,000 for the three months.

         As of March 31, 2001, the Company's cumulative operating loss, from inception, was $8,698,189. In each calendar year since inception in 1989, the Company's operating expenses have exceeded operating revenues. Currently, the Company is operating at a cash deficiency of approximately $162,000 per month. Twenty percent (20%) of the operating loss is attributed to its clinic operations and the balance is due to debt service and the costs of fund raising activities. The Company expects its operating expenses will continue at approximately the same rate, until the Company completes its next level of funding and increases, substantially, expenditures for the promotion of its products and services. With adequate funding, Wasatch will increase advertising and marketing expenditures to launch its e-commerce and marketing programs that are planned to achieve a level of revenues that will assure continuing profitability.

         The perennial working capital deficit has prevented the Company from borrowing funds from conventional lending institutions. Being denied funding by commercial lenders, the Company has had to meet its current obligations by relying on cash from private loans and equity placements with various individuals.

         Since inception, among the most significant financial events was a series of 1996 and 1997 transactions designed to add corporate value and operating revenues through the acquisition of assets and an attempt to raise capital through an offshore lending source. The asset acquisition transactions were speculative but the direct cash cost was minimal. During 1997, management realized that projected increases in operating profits and cash flow from the asset acquisitions was not going to be realized. In late 1998, it also became apparent that the parties participating on the loan transaction were not going to be able to perform. Consequently, effective December 31, 1997 the Company disposed of the operating assets acquired and in 1998 it discontinued attempts to consummate the offshore loan. This management decision reduced shareholder equity by approximately $3,758,000, (including a $410,000 charge to earnings and a $3,348,000 charge to paid in capital).

         From inception, the Company's operations have been funded using vendor open account credit or debt in the amount of $662,678, shareholder and other loans in the total amount, including interest, of $2,734,051 and shareholders' cash investments in the amount of $2,695,247. Although the Company has to date operated using these sources of funds, management is not certain that similar or comparable capital resources will continue to be available in the future.

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company is in the development stage and has not established a source of revenues sufficient to cover its operating costs in a manner that will allow it, in the long term, to continue as a going concern. Management continues to seek long-term funding through private and public stock offerings and believes that sufficient funding will be raised to meet operating needs during the remainder of its development stage. In addition, the Company has set a goal to have the funds to initiate its business plans during the first quarter of 2001.

         The Company has spent, and expects to continue to spend, substantial amounts in connection with implementing its business strategy, including the planned product development efforts, additional clinical trials, and the necessary research and development. Based on current plans, management believes that its cash and cash equivalents and the net proceeds from this offering will be sufficient to enable it to meet its planned operating needs for at least the next 48 months. However, the actual amount of funds needed to operate is subject to many factors, some of which are beyond Company management's control.

         The following recapitulates, since inception, the sources of certain cash and non-cash working capital utilized in financing the Company's operations: See the more detailed description of these transactions in the footnotes to the financial statements which are incorporated by reference.

         Professional Services. During the nine months ended September 30, 2000 and the calendar years ended in 1999 and 1998, respectively, the Company issued 1,834,832, 1,665,538 and 424,375 shares of its Common Stock to various individuals and companies, as compensation for their services.

         Shares Issued to Note Holders. In September 1998, the Company issued 250,000 shares of Common Stock to long-term note holders for extending credit and allowing the forbearance of interest. During the nine months ended September 30, 2000 and the calendar years ended in 1999 and 1998, respectively, the Company issued 224,823, 211,152 and 676,184 common shares to other shareholder/creditors as compensation for extending the due date on their obligations and in lieu of principal payments and interest. In addition, two creditor/shareholders elected to add the interest earned to date to their note's principal balance.

         Stock Exchange Agreement and Other Share Sales Arrangements. To assist the Company in raising capital, its two principal officers initiated a series of transactions where by they transferred Company shares they owned to a financial intermediary, ProVision Capital Funding, Inc., who was an exclusive agent "to find" the Company up to $7 million in long-term capital. During 1999 and 2000, the net proceeds to the Company, after deducting the commissions, were $300,050.

         On October 27 1999, the Company executed an "Equity Advisor" agreement with European Equity and Guarantee Corporation (EEG). According to the agreement, EEG as an "Equity Advisor," marketed and sold stocks of Wasatch in Spain and other European countries.

         In addition, the Company entered into a third party escrow agreement for the control of the EEG and ProVision transactions. The Company delivered 1,840,051 shares to the escrow agent to be committed to the EEG and ProVision sales and marketing plans. During first nine months of 2000, EEG and ProVision sold 1,671,562 shares of the Company's common stock and the net proceeds to the Company, after deducting commissions, was $354,356.

         Conversion of Outstanding Debt into Common Stock. Two of the Company's debt holders, with an aggregate principal amount of $60,000, have the right to convert their outstanding principal and unpaid interest into the Company's Common Stock. The conversion price is equal to 200% of the amount of the principal and unpaid interest owed at the time of conversion, and is converted at the bid price set forth in the promissory note.

         Settlement and Compromise with Note Holder. During 1999, a $300,000 defaulted note holder who had 12,750,000 common shares held as collateral sought to enforce their lien. Under a negotiated settlement agreement, the note holder received $214,750 in cash for principal and interest and 1,150,000 shares of common stock. In return, the Company received the shares held as collateral and the extinguishment of $165,972 of debt. These funds were originally borrowed in connection with unsuccessful joint venture to raise capital.

           Convertible Debenture Settlement - On April 19, 2000, the Company entered into an securities purchase agreement with a private investment group to provide long-term capital funding. Under the agreement, the investment group provided $180,000 in cash and received a 3 year $200,000 8% convertible debenture. In June 2000, the Company's management concluded not to pursue this funding opportunity because of operational restrictions and changes demanded by the investment group that were not in the original agreement.

          The private investment group and the Company entered into negotiations and reached an agreement on November 7, 2000. Under the terms of the settlement agreement, the Company delivered 750,000 shares of the Company's common stock, and agreed to repay the private investment group the original $180,000 borrowed and a monetary and stock premium to set aside the original agreement. The premium escalated if the Company was not able to meet its commitment.

          The Company was unable to meet the repayment requirements and by January 5, 2001 the premium resulted in a total obligation of $350,000 cash and 1,500,000 shares of the Company's common stock.

          The settlement agreement was amended on January 16, 2001 and required the issue of an additional 3,500,000 shares of the Company common stock to completely rescind the original agreement and the initial settlement arrangement. Even though the Company issued these shares in January 2001, management concluded that conditions precedent required this transaction to be included in the December 31, 2000 financial statements.

         The only remaining condition of the settlement agreement is for the Company to register, by May 1, 2001, all of the shares issued to the private investment group. The original registration statement was filed on January 8, 2001 with an amendment to the registration statement filed on April 11, 2001. The registration statement became effective with the SEC on April 12, 2001.

         On May 15, 2000, a demand letter was received by the Company to pay off the mortgage of a former officer of the Company, Lee Hale, in the approximate amount of $400,000. In September 1998, while serving as interim President (not
CEO) of the Company, he refinanced his personal residence and signed the mortgage note as President of the Company. This was done without the knowledge or authorization of the Company. Because the mortgage company did not obtain a board authorization to obligate the Company and the Company received no benefit from the transaction, the Company feels the claim is entirely without merit and will not have a material adverse effect on the Company. A lawsuit was filed on December 15, 2000 and that suit is presently in the discovery stage.

         Non-Cash Compensation. Wasatch's operational results include non-cash compensation expense from the issuance of stock and stock option grants. The expense is included in the respective categories of expense in the statement of operations. The Company expects to expand these programs as part of the base strategy for executive and employee compensation programs.

                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         During the development stage of the Company, management focused on establishing the medical and administrative procedures for its clinics. During this period, the Company did not had the capital to launch a national, or even regional, advertising and public relations campaign to promote the "Skin Fresh" treatment and products. Although the Company commenced infrastructure investments, the basic business of the Company remains a start up and the Company continues to experience incremental operating losses as a result of the prototype nature of its operations and the staff increases in preparation of launching its business strategy.

         For the three months of calendar 2001, the Company had a net loss of $951,881, compared to a net loss of $325,237 in the same period of 1999.The operating loss was principally financed with additional shareholder investment of $657,500 and common stock, totaling $469,200, issued for goods and services to commence its Internet and direct sales business.

Revenues

          For the three months ended March 31, 2001, the Company's revenues remained nominal at $23,700 but were substantially greater when compared to revenues of $7,682 for the same period of 2000. The Company's operating expenses increased $88,800 in the first three months of 2001, as compared to the first three months of 2000. This increase reflects the emphasis on ramping up the marketing and sales efforts for the Internet and the Utah clinics.

 The Company's management does not believe that revenues from the clinic operations will significantly increase until the Company launches its fully funded marketing program.

Expenses

         The Company's corporate expenses increased $518,700 to $708,091 for 1st quarter of 2001 when compared to 2000. That increase was principally financed by $469,200 in new common stock issues. The increase in corporate expense is due to increased staff costs in preparation of commencing the clinic and Internet sales and marketing programs (increase of $129,000) and the many costs of funding the Company's business start up operations for the first quarter (increase of $313,000). The Company had a net loss of $951,881 for the first quarter of 2,001 as compared to a loss of $325,212 in the same period of 2000. The Company anticipates that the losses will continue until the it obtains the funding that will enable management to fully implement the Company's business plan.

         The Company anticipates that the losses will continue until sufficient funds are obtained that will enable it to launch its business plan and strategies.

Plan Of Operations

         The operating results experienced, during the six years of the prototype clinics are not indicative of future operating results, because the objective of the prototype clinics was to establish operational procedures, and the Company did not have the funding available to launch the appropriate related advertising and marketing campaign necessary to properly promote the "Skin Fresh" technology.

         Working capital required for operation of the Company over the past six years has been obtained through loans and shareholder investment from private placements. In order to continue operating the prototype clinics and pay the staff of the Company, additional funding and working capital will be required until revenues from professional fees and the sale of product increase to a level adequate to pay for costs of operations.

         The implementation of the Company's business plan is dependent on raising the long-term capital to fund the expansion. The Company estimates that it needs in excess of $20,000,000 to establish the additional clinics, to deliver Internet services in a medically sound and efficacious manner, and to launch the related marketing campaign for product and service identity.

                             DESCRIPTION OF PROPERTY

Dermatology and Administrative Operations

         The Company's administrative and clinic offices are located at 310 East 4500 South, Murray, Utah, and consist of 4,500 square feet. Suite 450 is the administrative office and Suite 560 is the clinic. The Company leases this space from Olympus Properties for $4,600 per month. The term of the lease is 60 months with 58 months remaining. In addition, the Company operates a clinic at 777 North 500 West #206, Provo, Utah, consisting of 1,000 square feet. The Company leases this space from an unrelated third party for $725 per month. The lease is a month-to-month arrangement. Also, the Company has just leased a warehouse to be used as a product distribution center. The warehouse has 1000 square feet of office space and 5200 square feet of warehouse space and is being leased at $2,400 per month for 60 months from Knight Investments.

                 DESCRIPTION OF THE BUSINESS IN LAST FIVE YEARS

History and Organization

         The Company was organized under the laws of the State of Utah as Ceron Oil Company on March 25, 1980. On February 6, 1981, Ceron Oil merged with Folio One Productions, Ltd. ("Folio"), an inactive, publicly held, Delaware Corporation. At the time of the merger, the Company changed its name to Ceron Resources Corporation.

         From the Company's inception, until its acquisition of Medisys Research Group, Inc. (Hereinafter, "Medisys"), on December 29, 1995, the Company's revenues, and assets were attributable to the oil and gas industry. In December 1985, the Company plugged and abandoned its two oil and gas wells because of depleted reserves and the overall economic conditions of the industry. In the period from 1985 to 1995, the Company's business activities, including the acquisition, development and promotion of oil and gas properties, were conducted on a limited basis. The Company focused primarily on maintaining its assets. The Company derived its primary assets from subleases of its office spaces and de minimis film royalties.

         On December 29, 1995, the Company acquired all of the issued and outstanding shares of Medisys, a Utah corporation, issuing shares of its Common Stock. On January 16, 1996, the Company merged with Wasatch Pharmaceutical, Inc., a Utah corporation. The purpose of the merger was to change the corporate domicile from Delaware to Utah, change the name to Wasatch Pharmaceutical, Inc., and changing the par value of its Common Stock to $0.001.

Dermatology Operations

         Medisys was incorporated in September 1989. Medisys is a research and development company in the field of dermatology. Gary V. Heesch (the current CEO of the Company: See, DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON) initiated the research while at Dermacare Pharmaceutical, Inc. (Hereinafter, "Dermacare"). Dermacare began its research, in the early 1980's. In 1989, Dermacare discontinued its operations, and assigned all of its rights to the technology developed by its research to Medisys, in exchange for a five percent (5%) royalty on product sales. These royalties are paid to Dermacare's former shareholders.

          Medisys owns all the rights to the technology developed by Mr. Gary V. Heesch at Dermacare and further developed at Medisys. AISC operates the clinics and sell products related to this technology. AISC has used the technology in the prototype clinics for the past four years. AISC and Medisys' Management believes that the "Skin Fresh" technology is effective in its present form, and does not need significant additional development.

         The Company devoted a substantial portion of its research to developing the "Skin Fresh Methodology" for the treatment of acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders. The treatment allows the patient to avoid using prescription drugs that are taken internally. The "Skin Fresh" treatment includes a cleaning regimen, and the topical application of FDA approved antibiotics. The Company conducted clinical studies, in 1983 and 1985, using the "Skin Fresh" treatment. The Company experienced favorable results.

         Medisys developed an additional family of products, including cleansers, astringents, and lotions that are sold, as part of the "Skin Fresh" treatment regimen. The products are manufactured in an FDA approved, independent laboratory in California. In addition, Medisys may offer skin care products such as soaps and cosmetics.

         Through clinical studies and test marketing in doctors' offices, Medisys' management observed that for the most successful results occurred in uniform and consistent clinical surrounding, as opposed to sales of prescription drug kits at pharmacies. Medisys' management also discovered that for a patient to achieve total or near total clearing of the acne or eczema condition, the treatments should be continuously supervised. For this reason, the Company created a wholly owned subsidiary, the American Institute of Skin Care, Inc. ("AISC") to operate clinics to provide the best treatment option for its patients.

         AISC opened two prototype clinics to begin treating patients, to train a staff of medical and support personnel, and to develop administrative procedures. In February 1994, the Company opened its first clinic in Salt Lake City, Utah. In November 1994, the Company opened its second clinic in Provo, Utah. AISC treated patients in these clinics through 1997 to finalize its medical and administrative procedures. While operating the prototype clinics, each Clinic used various advertising mediums to test the effectiveness of the different advertising mediums. A national advertising company supervised these tests and used the results to develop a comprehensive advertising and public relations plan for the Company.

         AISC currently operates the two Utah clinics. As capital becomes available for the expansion, AISC plans to open and operate other clinics using the "Skin Fresh Methodology." AISC is also developing the means to market its products and treat patients over the "Internet". The Company intends to establish its clinics in urban centers, under the supervision of a licensed physician.

         AISC treats acne, eczema, psoriasis, contact dermatitis, seborrhea, and other less serious skin disorders using topical lotions and externally applied antibiotics. As opposed to most traditional treatments, the "Skin Fresh" treatment does not rely on expensive, harsh prescription drugs taken internally.

         In the clinics, medical assistants do most of the treatment follow-up. Physicians are only used when medically necessary. A patient's medical costs for the AISC "Skin Fresh" treatment are significantly lower than the costs for traditional treatments programs. Most patients' skin is effectively cleared in two to three months of treatment. The combination of the high success rates, experienced in the clinics, and the cost savings over traditional treatment programs should give the "Skin Fresh" treatment and products an advantage in the medical marketplace.

         Medisys' research and development on other products has been limited because of the Company's limited financial resources. As funds become available, Medisys intends to conduct additional research in the field of dermatology and other related medical fields. Medisys will, where possible, market its technology and products through the AISC clinics, and other channels. Although the Company may choose to market its technology through licensing agreements, Medisys is not currently pursuing other licensing arrangements.

         Patients suffering from acne, eczema, psoriasis, contact dermatitis, seborrhea, and the other skin disorders "Skin Fresh" effectively treats, account for over 70% of the patients that seek medical treatment from dermatologists in the United States. Additionally, Management believes that a potentially larger market exists, with the Company's recent development of a skin rejuvenation treatment. The skin rejuvenation treatment can, also, be administered through the skin care clinics and service centers.

         The key to a successful Internet and clinic operations requires an aggressive advertising campaign targeting physician referral programs, and working closely with HMO's and health insurance companies to make the clinics contract providers. Internet marketing allows the Company to target its intended demographics.

Market Position and Competition

         Only about ten percent (10%) of the people that suffer from acne seek medical treatment. The majority use over-the-counter medications or simply live with the condition. With the other skin disorders, a much larger percentage of the people suffering from those conditions seek medical attention, usually from a dermatologist.

         Currently, the "Skin Fresh" technology is only available at the Company's clinics, because the treatment requires a physician's diagnosis of the skin disorder and a prescription for a topical antibiotic that is part of the treatment regimen. In the clinics, the patients learn the treatment regimen and are monitored in frequent follow up visits to insure strict compliance. The Company believes that a higher success rate occurs when the patient follows the treatment regimen closely.

         The Clinic's primary competitors are primary care physicians, who treat common skin disorders, and licensed dermatologists. Dermatologists have existing practices and receive referrals from various primary care physicians. Since the Company's technology represents an alternative treatment, the medical community and the public at large must be educated about the benefits of the "Skin Fresh" technology. Until the Company's technology becomes accepted and its benefits of the safer and more cost effective method of treating these skin disorders becomes more widely understood, the Company must compete with the professional reputations dermatologists and physicians and the larger financial resources of the medical community.

         The Company is developing an Internet marketing program and a strategy to introduce over-the-counter products through retail outlets. Competition will come from large pharmaceutical companies, with large and sophisticated distribution channels, and fully developed marketing strategies.

Patents, Trademarks and Copyrights

         The Company's brochures, describing the treatment regimen, are protected by copyright. There are no patents, or patents pending on the Company's products. The Company filed United States trademark applications for several trademarks including SILHOUETTE OF A FACE, WASATCH PHARMACEUTICAL, AMERICAN INSTITUTE OF SKIN CARE and MEDYSIS. The formulas for the products are maintained as trade secrets with the appropriate internal controls and security.

Government Regulations

         Because a physician is required, the clinics are subject to local, state and federal laws governing medical practices. The FDA regulates the Company's prescription drugs. All of the prescription drugs currently used in the existing treatment program are FDA approved. The Company has applied to the FDA for approval of five over-the-counter products. The Company anticipates selling these products through retail outlets and over the Internet. There is no assurance, however, that these products will be approved, and if approved, whether that approval will occur until 2001.

Research and Development

         The treatment regimen and products were developed with limited capital resources. As funds become available, the Company intends to aggressively develop additional complimentary products that can be distributed through the clinics, the Internet and through retail distribution channels.

Employees

         The Company has eight full time employees and believes its relations with its employees to be good.

           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

     The following table sets forth the name, age, and position of each executive officer and director and the term of office of each director of the Company, as of December 31, 2000.

Director or Officer        Age          Position               Since
-------------------        ---          --------               -----
Gary V. Heesch             64           CEO & Director      December 29, 1995
David K. Giles             55           CFO & Secretary     December 29, 1995
Craig Heesch               62           Director            December 29, 1995
Robert Arbon, M.D.         63           Director            December 29, 1995

Biographical Information

     Set forth below is certain biographical information for each of the Company's Officers and Directors:

         Gary V. Heesch Mr. Heesch has been a director of Medisys Research Group, Inc. since its incorporation in 1989 and its president since January 1993. Mr. Heesch has been president and a director of the Company since December 1995. Since 1983, Mr. Heesch developed technology in the field of Dermatology resulting in medical therapies directed at the treatment of acne, eczema and other common skin disorders.

         David K. Giles, MBA Mr. Giles has been a consultant with Medisys since 1993, and a vice president and secretary/treasurer of Medisys since June 1994. Mr. Giles has served as a vice president and the secretary of Wasatch Pharmaceutical, the parent company, since December 1995. Prior to coming to Medisys, Mr. Giles worked, from 1981 to 1993, for EFI Electronics Corporation in Salt Lake City, Utah. EFI Electronics is, a Utah public corporation (NASDAQ:
EFIC). Mr. Giles served as CFO and Vice President of Finance and Administration. Mr. Giles received his BS degree from the University of Utah (1970), and an MBA from the University of Utah (1971).

         Craig Heesch Mr. Heesch has been a director of Medisys since 1989, and a director of the Company since December 1995. Since 1975, Mr. Heesch has been a senior partner at CV Associates, in Vancouver, Washington. CV Associates is a technical consulting firm that assist in the development of technologies for disposition into the marketplace.

         Robert Arbon, M.D. Dr. Arbon has been a director of Medisys since 1991, and a director of the Company since December 1995. Dr. Arbon is physician specializing in ear, nose and throat. He has practice in Provo, Utah for over five years. Dr. Arbon received his BS degree from the University of Utah (1961) and M.D. from the University of Utah, College of Medicine (1964).

         Each director serves a one year term, and until a successor is elected at the Company's annual shareholders' meeting and qualified. Each officer serves, at the pleasure of the board of directors, for a term of one year and until his successor is elected at the annual meeting of the board of directors and is qualified.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last three completed fiscal years to the Company's or its principal subsidiaries Chief Executive Officer and each of its other executive officers that received compensation in excess of $100,000 during such period as determined at December 31, 2000.

                                                   Summary Compensation Table

                                   Annual Compensation                    Awards                     Payouts
                      --------------------------------------------  --------------------      ----------------------
                                                          Other     Restricted
Name and                                                 Annual      Stock       Options      LTIP       All other
Principal Position    Year    Salary        Bonus($)  Compensation   Awards       /SARs       Payout    Compensation
------------------    ----    ------        --------  ------------   ------       ------      ------    ------------
Gary V. Heesch        2000     -0-             -0-       $68,020      -0-        2,250(1)      -0-       76,330(2)
President & CEO       1999     -0-             -0-       $32,868      -0-         -0-          -0-      118,132(2)
                      1998     -0-             -0-       $37,530      -0-         -0-          -0-      115,000(2)

David Giles           2000     -0-             -0-       $99,800      -0-        2,250(1)      -0-       46,980(2)
V.P. & Sec'y          1999     -0-             -0-         -0-        -0-         -0-          -0-      150,000(2)
                      1998     -0-             -0-       $96,875      -0-         -0-          -0-       56,124(2)

1. Represents the value of options to purchase 1,000,000 shares of Common Stock at $0.002 per share and 250,000 shares of Common Stock at $.001 per share exercised during the year ending December 31, 2000.

2. These amounts represent back pay and the reimbursement of payroll taxes and other costs paid by the officers for the benefit of the Company. The amounts will not be disbursed until adequate funds are available.

Employment Contracts and Termination of Employment and Changes in Control Arrangements

         There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named as a director, executive officer, promoter or control person above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a changing in control of the Company, except as noted below.

         In October 2000, the Company signed five-year employment contracts with the CEO and the CFO, each with an annual salary of $150,000. The employment contracts include a 10% annual increase.

         On August 4, 2000, the board of directors approved a Non-Qualified Stock Option Plan for 4,000,000 shares to be registered under an S-8 registration on that date. These stock options would be for employees and consultants. On September 8, 2000, the board granted 100,000 share options to Gary Heesch and David Giles at an option price of $.001 per share. These were exercised on September 8, 2000. On October 25, 2000 the Executive Committee granted stock options for 150,000 shares each to Gary Heesch and David Giles at $.001 per share. These were exercised on November 1, 2000. On October 10, 2000, the board of directors approved the grant of stock options to employees and consultants in the amount of 600,000 shares. The board made the effective date of the stock options November 2, 2000 at an exercise price of $0.19, the ending bid price on November 2, 2000. Gary Heesch and David Giles were each granted 78,000 shares as part of the stock option grant. The stock options granted November 2, 2000 have not been exercised as of December 31, 2000.

                               BOARD COMPENSATION

         The Company may, from time to time, may retain a director or directors to provide consulting or other professional services to the Company at standard industry rates or enter into transactions in which non-salaried directors receive compensation as sellers, brokers, or is some other capacity. Any decision to retain such individuals or to enter into such transaction will be subject to the approval of a majority of the disinterested directors.

         The Company has not established a cash payment to the directors for board of director's meetings. However, all directors are entitled to be reimbursed for travel and other out of pocket expenses for their attendance at board meetings.

         In 1997, the Company issued 1,100,000 common shares to certain of its officers and directors for notes totaling $110,000. In 1999, the stock was revalued and the consideration was reduced to the par value of the shares issued, or $2,200, based upon the continuing losses and lack of liquidity of the Company's stock. During 1999, the Company issued 269,850 common shares to certain shareholder/creditors as compensation for extending the due date on their obligations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the Company's Common Stock owned on the date of this Prospectus and, as adjusted, to reflect the sale of shares offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (ii) each of the Company's officers and directors; (iii) all officers and directors as a group:

                                                        Amount and
Name and                         Position with             Nature          Percentage of
Address (1)                         Company             of Shares (3)          Shares
-----------                        --------            -------------           ------
Aspen Capital Resources, LLC
8989 South Schofield Circle                              3,500,000(2)          10.2%
Sandy, Utah 84093                                       Common Stock

Gary V. Heesch                 President & CEO           1,660,675              4.8%
                                                      Common Stock (D)
                                                      Common Stock (I)

David Giles               Vice Pres. & Secretary         1,783,041              5.2%
                                                      Common Stock (D)
                                                      Common Stock (I)

Craig Heesch                       Director                192,728               .6%
                                                       Common Stock

Robert Arbon, M.D.                 Director                397,500              1.2%
                                                       Common Stock

Robert Meador            Vice President Marketing           73,500               .2%
                                                        Common Stock

All Officers and Directors
As a Group                                                4,107444             11.9%
                                                       Common Stock

(1) Unless otherwise noted; C/O Wasatch Pharmaceutical, Inc., 310 East 4500 South, Suite 450, Murray, Utah 84107.
(2) Includes 1,500,000 shares of restricted stock issued as partial settlement agreement dated December 8, 2000. These 1,500,000 shares are included in this registration statement.
(3) Indirect and direct ownership are referenced by an "I" or "D", respectively. All shares owned directly are owned beneficially and of record and such shareholder has sole voting, investment, and dispositive power, unless otherwise noted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Loans Collateralized with Company Stock. Two lenders were issued 375,000 shares of the Company's Common Stock as collateral on loans made to the Company in aggregate principal amount of $319,700. The security agreements provide that the Company retains the voting rights to the shares of Common Stock, until the event of a default on the loan agreement occurs. At that time, all rights will pass to the lender. On August 21, 2000, the Company exchanged 125,000 shares of collateral stock for $50,000 of principal debt owing to one of the lenders. As of December 31, 2000, the balance of the two notes are in default, under the terms of the loan agreement.

         Collier Loan Compromise and Settlement. In 1998, in connection a loan made by Collier Management & Development Company (Hereinafter, "Collier"), in the aggregate principle amount of $300,000, the Company issued 12,750,000 shares of its Common Stock as collateral. As additional consideration for the loan, the Company issued 200,000 shares of Common Stock to Collier. The Collier loan was due March 1, 1999. In March 1999, the loan was in default because the principal balance remained unpaid. The Company made payments of $146,250, including interest in 1999 and was able to reach a compromise and settlement with Collier on March 31, 2000.

         Under the settlement agreement, Collier received $214,750, and received 1,150,000 shares of Common Stock, as full satisfaction of the unpaid principal and interest on the loan. In exchange Collier returned the 11,600,000 shares of Common Stock and the extinguished remaining $165,972 debt.

         Stock Exchange Arrangement with Principal Officers. To assist the Company in raising capital, Messrs. Gary Heesch and David Giles entered into a series of transactions whereby each exchanged shares of their Common Stock, held for over one year, for new shares of the Company's stock. With the assistance of ProVision Capital Funding, Inc. (Hereinafter, "ProVision"), the Company sold the shares, previously held by Messrs. Heesch and Giles, to qualified investors, in transactions exempt from registration, to raise capital for the Company. The Company received the proceeds from the sale of the shares previously held by Messrs. Heesch and Giles. In exchange for the shares placing their shares into escrow, Messrs. Heesch and Giles received new shares of the Company's Common Stock at the ratio of 1.1 new share for each share of Common Stock surrendered to the Company. The Officers did not receive any of the cash proceeds from the sale of the Common Stock or commissions from the sale.

         The initial transfer occurred on November 1 1999. By December 31, 1999, Messrs. Gary Heesch and David Giles had transferred an aggregate of 400,000 shares into escrow. During the first quarter of 2000, David Giles transferred an additional 185,500 shares to the escrow. At March 31, 2000 ProVision had sold all shares transferred in escrow. Provision has continued selling shares that have been transferred from the trust account set aside for EEG and new shares issued to the trust account. (See below)

         Equity Advisor Agreement. On October 27 1999, the Company executed an "Equity Advisor" agreement with European Equity and Guarantee Corporation (Hereinafter, "EEG"). EEG agreed to purchase, from the Company, its Common Stock at a price not less than 50% of the mid price between bid and ask values at the time of sale. The Company committed 1,000,000 shares to EEG. During 1999, EEG purchased 67,679 shares of the Company's Common Stock. The Company received $48,762 from the sale of the shares.

         Aspen Settlement Agreement. This prospectus relates in part to 1,500,000 3,500,000 shares of common stock of Wasatch Pharmaceutical, Inc. (hereinafter, the "Company") that may be sold from time to time by Aspen. These shares were issued to the selling stockholder in connection with its settlement of litigation with the Company. The Company will not receive any proceeds from the sale of the 1,500,000 3,500,000 shares of common stock listed above. The Company will pay the expenses of registering all of these shares for sale by the selling shareholder, herein named.

         On April 19, 2000, the Company entered into a Securities Purchase Agreement, with Aspen, a private Utah investment group. Aspen, thereby, agreed to provide the Company long-term capital funding. Aspen loaned the Company approximately $200,000, but promised in the Securities Purchase Agreement to initially loan $1,000,000. In exchange the Company issued to Aspen a 3 year 8% Convertible Debenture.

         In June 2000, the Company's management decided not to accept the additional funds offered in the Securities Purchase Agreement because the terms of the Agreement created restrictions and required transactional changes that were not in the original agreement executed with Aspen.

         A dispute arose between the Company and Aspen, concerning the amount of shares redeemable under the Agreement. The Company filed suit against Aspen in the Utah State court. Without filing an answer, Aspen agreed to enter into a settlement agreement with the Company on November 8, 2000. Under the terms of the settlement agreement, Aspen will fully release the Company from all of the claims that Aspen may have arising from the execution of the Securities Purchase Agreement if according to the terms of the settlement agreement and written extension of settlement agreement, the Company pays Aspen $350,000 dollars and issues 1,500,000 3,500,000 shares of common stock, and the Company registers those common shares on Aspen's behalf. If the Company defaults on the terms of the settlement agreement, Aspen's release of claims will become void and Aspen will have the rights provided in the Securities Purchase Agreement; and the Company will waive all of its defenses.

         The Agreement and written extension requires that the Company deliver to Aspen 3,500,000 shares of its common stock, and pays Aspen $350,000 on or before January 16, 2001. Within 60 days of the date of execution of the Agreement, the Company agreed to file this registration, under the Securities Act of 1933 including the shares issued to Aspen.

                                LEGAL PROCEEDINGS

         On October 15, 1997, Cresport filed a lawsuit against the Company and the Company's stock transfer agent, Standard Registrar & Transfer Co., in 342nd Judicial District of Tarrant County, Texas, case number 342-171171-97, seeking damage arising out of the cancellation the 6,000,000 shares. This lawsuit arose from agreements that the Company entered into November 1 and 15, 1996 with Lindbergh-Hammar, Inc. ("Lindbergh"). Pursuant to this agreement, Company issued 6,000,000 shares of restricted common stock in exchange for a note issued by Lindbergh with a face value of $60,000,000.

         The Company demanded payment on the note and Linbergh refused. The Company, thereafter, terminated the agreement and instructed the transfer agent to cancel the shares. After the contract was terminated, Lindbergh transferred the 6,000,000 shares of the common stock issued in the transaction to a newly formed offshore corporation, Crestport Insurance.

         Crestport claimed that it was an innocent third party and a holder in due course, that paid Lindbergh for the shares. Crestport asserted a claim for $5,000,000.

         On December 20, 2000, Crestport's claims against the Company were dismissed with prejudice, in consideration of a settlement agreement between the Company and Crestport. In the settlement agreement, the Company agreed to issue Crestport 100,000 shares of common stock, 50,000 Class A Warrants and 50,000 Class B Warrants on the terms as described herein.

         Capital Asset on November 27, 2000 filed suit against the Company in Utah State Court, claiming that the Company has an obligation to repay a personal loan obligation of a former employee of the Company. The former employee received a loan secured by his home and falsely claimed that he was authorized to obligate the Company on the loan. The former employee has apparently defaulted on the loan. Capital Assets foreclosed on the property and is has now filed a claim demanding that the Company to pay the difference between the foreclosure sale amount and the amount left owing on the mortgage. The Company's attorney has filed an answer and the Company intends to file a counter claim against Capital Asset.

         The Company is a party to other legal proceedings that are covered by liability insurance, the outcome of which will not have a material adverse effect on the Company.

                                     COUNSEL

         The validity of the issuance of the Warrants and shares of the common stock offered by this prospectus will be passed upon for the Company by Marcus
A. Sanders, Esq. Mr. Sanders, who has provided advice with respect to this matter, owns no shares of Wasatch Pharmaceutical stock. Mr. Sanders is not an "affiliate" of the Company and does not have any interest in the registrant.

                                     EXPERTS

         The consolidated financial statements of Wasatch Pharmaceutical and its subsidiaries incorporated by reference in this prospectus have been audited by Thomas Leger & Co., L.L.P., 1235 North Loop West, Suite 907, Houston, TX 77008, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No "expert" as that term is defined pursuant to Regulation S-B, or the "counsel" of the Company as that term is defined pursuant to regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company at any time prior to the filing of this registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is currently traded on the OTC Bulletin Board, under the symbol "WSPH." There are approximately 1,207 shareholders.

                  On March 23, 2001 the Company's Common Stock was quoted on the OTC Electronic Bulletin Board at the price of $0.25. The following sets for the quarterly fluctuations in the reported bid prices for the period from January 1, 1997 through December 31, 2000. These are the actual prices quoted during the periods indicated and have not been restated due to the 1:2 reverse split effective June 22, 2000.

                                            High Bid          Low Bid
                                            --------          -------
Fiscal Year Ending December 31, 1997
  First Quarter                              $2.50             $ .625
  Second Quarter                             $3.75             $ .625
  Third Quarter                              $3.375            $ .875
  Fourth Quarter                             $1.125            $ .130

Fiscal Year Ending December 31, 1998
  First Quarter                              $ .219            $ .125
  Second Quarter                             $ .375            $ .170
  Third Quarter                              $ .410            $ .130
  Fourth Quarter                             $ .260            $ .110

Fiscal Year Ending December 31, 1999
  First Quarter                              $ .320            $ .110
  Second Quarter                             $2.06             $ .320
  Third Quarter                              $1.45             $ .438
  Fourth Quarter                             $ .812            $ .520

Fiscal Year Ending December 31, 2000
  First Quarter                              $1.88             $ .550
  Second Quarter                             $1.06             $ .531
  Third Quarter                              $ .968            $ .250
  Fourth Quarter                             $ .480            $ .190

         The Company has not declared or paid dividends, and does not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any payment of cash dividends on our Common Stock in the future will be dependent upon the financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

                              SELLING STOCKHOLDERS

         The Company issued the shares of common stock offered for resale by this prospectus to the selling shareholders upon issuance of the common stock or the exercise of warrants.

     The table below sets forth information known to us with respect to beneficial ownership of the common stock as of December 26, 2000 March 31, 2001 by each selling stockholder. The table below assumes that the selling stockholders will exercise all of the warrants, and that all of the selling shareholders will sell their Shares. Since each stockholder may choose not to sell his shares, we are unable to state the exact number of shares that actually will be sold.

     Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

         -        the shares outstanding as of December 26, 2000 March 31, 2001;
                  and

         - the shares issuable by us pursuant to the exercise of warrants held by the respective person that may be exercised within 60 days following the date of this prospectus.

         The Shares are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The mailing address of each beneficial owner is 310 East 4500 South 450,Murray, Utah 84107.

------------------------- ---------------------------- ---------------------------  -------------------------------
          (1)                             (2)                       (3)                           (4)
------------------------- ---------------------------- ---------------------------  -------------------------------
NAME OF BENEFICIAL OWNER   NUMBER OF COMMON SHARES      NUMBER OF COMMON SHARES     PERCENTAGE OF BENEFICIAL
                           OWNED PRIOR TO CONVERSION    OWNED AFTER CONVERSION OR   OWNERSHIP AFTER CONVERSION OR
                           OR EXERCISE                  EXERCISE                    EXERCISE
------------------------- ---------------------------- ---------------------------  -------------------------------
Aspen Capital Resources         3,500,000               3,500,000                   10.2%
------------------------- ---------------------------- ---------------------------  -------------------------------

                             ADDITIONAL INFORMATION

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form SB-2 and the exhibits thereto filed with the Commission, under the Securities Act of 1933, as amended. For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof maybe obtained at the prescribed rates from, the office of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

         The Company is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by the Company can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company. The address of that site is http://www.sec.gov.

         The Company has filed with Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries that are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its discretion any officer or director for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings if he or she acted in good faith, whether brought by or in the right of the Company or not; provided that if a proceeding is brought by or on behalf of the Company and the officer or director is adjudged to be liable, then no indemnification shall be made with respect thereto; and provided further that no indemnification shall be paid if it has been determined that under the circumstances such officer or director did not meet the standard of conduct relevant to such proceeding. The Company may advance costs to an officer or director in connection with proceedings against an him or her as long as he or she undertakes to repay if it is determined that he or she is not entitled to such indemnification. The Company may purchase indemnification insurance for officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                           INCORPORATION BY REFERENCE

     The Company has incorporated by reference in this prospectus the following documents previously filed with the SEC.

         (1)      Annual Report on Form 10-KSB for the year ended December 31,
                  2000;

         (2) Our Quarterly Reports (unaudited) on Form 10-QSB for the quarter ended March 31, 2001; and

         (3) The description of the common shares contained in our registration statement on Form 10.

     The Securities and Exchange Commission has assigned file number 0-22899 to reports and other information that we file with the SEC pursuant to the Securities Exchange Act of 1934. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of such Act prior to the termination of any registered secondary offerings will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and information incorporated by reference.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.

     Requests should be addressed to:

                          WASATCH PHARMACEUTICAL, INC.
                                Attn: Dave Giles
                             310 East 4500 South 450
                               Murray, Utah 84107
                                 (801) 266-3987

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS. The following consolidated financial statements of Wasatch Pharmaceutical, Inc and Subsidiaries are incorporated by reference:

Title of Document

Independent Accountants Report

Consolidated Balance Sheets as of March 31, 2001 and December 31,
   2000

Consolidated Statements of Operations For the three months ended
   March 31, 2001 and 2000 and from inception (September 7, 1989) through March 31, 2001.

Consolidated Statements of Operations For the year ended December
   31, 2000 and 1999 and from inception (September 7, 1989)
   through December 31, 2000

Consolidated Statements of Changes in Common Stock and Paid In
   Capital from Inception (September 7, 1989) through December
   31, 1996

Consolidated Statements of Changes in Common Stock and Paid In
   Capital for the years ended December 31, 1997 and 1998

Consolidated Statements of Changes in Common Stock and Paid In
   Capital for the year ended December 31, 1999 and 2000 and the three months ended March 31, 2001.

Consolidated Statements of Cash Flows For the three months ended
   March 31, 2001and 2000 and from inception (September 7, 1989)
   through March 31, 2001

Consolidated Statements of Cash Flows For the years ended
   December 31, 2000 and 1999 and from inception (September 7,
   1989) through December 31, 2000

Consolidated Statements of Supplemental Cash Flows For the three months ended March 31, 2001 and 2000 and from inception
   (September 7, 1989) through March 31, 2001.

Consolidated Statements of Supplemental Cash Flows For the years ended December 31, 2001 and 2000 and from inception (September
   7, 1989) through December 31, 2000.

Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of America's Senior Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Wasatch Pharmaceutical and subsidiaries (collectively, the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of America's Senior Financial Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's accumulated deficit and its loss from operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/
                                             Certified Public Accountants

Date

Financial Statements and Notes